EXHIBIT 10.1
LOAN AND SECURITY AGREEMENT
This Loan and Security Agreement (this “Agreement”) is entered into as of September 10, 2021 (the “Closing Date”), by and among Structural Capital Investments III, LP, a Delaware limited partnership (“SCI”, and together with any other lenders now or hereafter a party hereto, collectively, “Lenders” and each a “Lender”), Ocean II PLO LLC, a California limited liability company, as administrative and collateral agent for Lenders (“Agent”) and Asure Software, Inc., a Delaware corporation (“Borrower”).

Recitals

Borrower wishes to borrow money from time to time from Lenders and Lenders desires to lend money to Borrower. This Agreement sets forth the terms on which Lenders will lend to Borrower and Borrower will repay the loan to Lenders.

Agreement

    For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, parties agree as follows:

1.Definitions and Construction

1.1.Definitions. As used in this Agreement, the following terms shall have the following definitions:

“ACH Debit Consent” means Borrower’s authorization to allow Agent to debit Borrower’s Deposit Accounts to satisfy the Obligations in substantially the form of Exhibit D attached hereto.

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes all accounts receivable and other sums owing to Borrower.

“Actual Utilization Amount” means for any period (a) the aggregate amount of the Initial Advance and any Subsequent Advance outstanding on each day during such period divided by (b) the number of days in such period.

“Acquisition” is the acquisition by Borrower (or a Subsidiary) after the Closing Date of all or substantially all of the assets, or a majority of the Equity Interest in, or merger with, or an exclusive license or right to use the Intellectual Property or other assets of, an Acquisition Target, whether in a single transaction or series of related transactions.

“Acquisition Target” means any Person that is not an Affiliate of Borrower or any Loan Party that is the subject of an Acquisition by Borrower.

“Advance” means the extension of credit by a Lender to Borrower under this Agreement.

“Advance Amount” means the aggregate sum of the Initial Advance and each Subsequent Advance.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly ten percent (10%) or more of the outstanding stock of such Person, any Person that controls or is controlled by or is under common control with such Person or any Affiliate of such Person or each of such Person’s senior executive officers, directors, members or partners.

“Annual Recurring Revenue” means for any calendar quarter, the Borrower’s recurring revenue, annualized in the manner set forth on Schedule 1.

“Amortization Date” means the later of (i) October 1, 2023 (the “Initial Amortization Date”) and (ii) October 1, 2024 if the Interest Extension Period is achieved.

“Approved Bank” has the meaning ascribed thereto in the definition of “Cash Equivalents” contained herein.

“Approved Budget” shall have the meaning given to such term in Section 6.3.

“Approved Acquisition” means an Acquisition meeting the following conditions unless waived by Agent in writing: (i) no Default or Event of Default shall have occurred and is continuing at the time of such Acquisition or will otherwise occur as a result thereof (including when taking into account the effect of incurring any Approved Acquisition Financing); (ii) Borrower shall be in compliance with the financial covenants set forth in Section 6.11 hereof and such Acquisition shall not cause any failure to comply with said financial covenants after giving effect to such Acquisition on a proforma basis; (iii) any Indebtedness or Earn-Outs incurred, assumed by or otherwise guaranteed by any Loan Party or any Acquisition Target in connection with such Acquisition shall constitute Approved Acquisition Financing or otherwise constitute Permitted Indebtedness in accordance with clause (g) of the definition thereof; (iv) the Acquisition Target involves an entity formed, and assets located, in the United States, and the Acquisition Target is in the same or a substantially similar line of business as any Loan Party; (v) Borrower and the Acquisition Target shall have complied with any applicable conditions set forth in Section 6.10 of the Agreement with respect to any Acquisition Target which will be a Subsidiary of Borrower following the completion of such Acquisition; (vi) such Acquisition satisfied the Reseller Acquisition Conditions if a Reseller Acquisition and the Other Acquisition Conditions if an Acquisition other than a Reseller Acquisition and (vii) for any Acquisition that does not satisfy the Reseller Acquisition Conditions or the Other Acquisition Conditions, the following conditions are satisfied: (1) Borrower shall have given Agent notice of such Acquisition no less than forty-five (45) days prior to the closing thereof, along with a copy of the executed letter of intent, and no less than fifteen (15) days prior to the closing thereof a summary of all liabilities of the Acquisition Target (including contingent liabilities) both before and as anticipated at the closing of the Acquisition of such Acquisition Target and the most recent annual and quarterly financial information available with respect to the Acquisition Target, together with projections of the anticipated business and financial performance of the Acquisition Target and such other information as Agent may reasonably request and (2) Borrower shall have obtained Agent’s prior written consent thereto, and Agent hereby confirms that no consent fee shall be charged as a condition to such consent, provided that Agent and Lenders shall be entitled to collection of all reasonable attorneys’ fees and expenses in connection with the evaluation of any such request and/or any document or instruments that may be required in connection with any such Acquisition (including any documentation with respect to any new Subsidiary pursuant to Section 6.10 below).

“Approved Acquisition Financing” means (A) the Existing Acquisition Notes entered into prior to the Closing Date and (B) from and after the Closing Date, unsecured Indebtedness of any Loan Party or Acquisition Target incurred on the date of the consummation of an Approved Acquisition solely for the purpose of consummating such Approved Acquisition so long as all of the following are true unless waived by Agent in writing: (i) such unsecured Indebtedness is in the form of the Approved Acquisition Subordinated Note or, if an Earn-Out, subordinated to the Obligations pursuant to a written agreement with substantially the same terms and conditions as the Approved Acquisition Subordinated Note.

“Approved Acquisition Subordinated Note” means a Subordinated Unsecured Promissory Note in form and substance agreed to by Borrower and Agent.

“ARR Ratio” means, as of the last date of each calendar quarter, the ratio of (i) Tested Debt to (ii) Annual Recurring Revenue; provided that solely for purposes of determining the ARR Ratio utilized in the calculation of the ARR Ratio, the Annual Recurring Revenue shall be calculated giving proforma effect to (x) any Approved Acquisition completed prior to the calendar quarter then being tested if the closing date of such Approved Acquisition was less than one (1) year prior to the first day of such calendar quarter, and (y) any

Approved Acquisition completed during the calendar quarter then being tested as if such Approved Acquisition closed as of the first day of such calendar quarter.

“Basic Rate” means for any day, a per annum rate of interest equal to either (i) nine percent (9%) or (ii) five and three-quarters of one percent (5.75%) plus the Prime Rate then in effect, whichever of (i) and (ii) is greater.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230 of the United States Code or any similar or successor legislation.

“Board” means Borrower’s board of directors.

“Borrowers’ Books” means all of Borrower’s and each Loan Party’s books and records including: ledgers; records concerning any Borrower’s or any Loan Party’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or data storage, and the related devices and equipment, containing such information, and in all instances shall include all corporate or limited liability company records, minutes and/or filings (whether internally maintained or externally filed).

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized to close under the laws of, or are in fact closed in, California.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP (consistently applied), and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP (consistently applied).

“Cash Equivalents” means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (ii) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Rating Group ("S&P") or Moody's Investors Service, Inc. ("Moody's"), (iii) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's, (iv) certificates of deposit, time deposits, overnight bank deposits or bankers' acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (v) Deposit Accounts maintained with (1) any bank that satisfies the criteria described in clause (iv) above, or (2) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (vi) repurchase obligations of any commercial bank satisfying the requirements of clause (iv) of this definition of recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (i) or (iv) above, (vii) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (iv) above, and (viii) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (i) through (viii) above.

“Closing Date” has the meaning given to such term in preamble to this Agreement.

“Code” means the Uniform Commercial Code as adopted and in effect in the State of California, as amended from time to time, provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” means (a) with respect to Borrower, the property and assets described on Exhibit A attached hereto or pledged by Borrower pursuant to the Pledge and Security Agreement to which it is a party; (b) with respect to each Guarantor, the property and assets pledged by such Guarantor pursuant to the Guarantor Pledge Agreement (including as the result of the execution and delivery of Joinder Agreements as provided in this Agreement) and (c) with respect to each Loan Party, any property or assets now or hereafter pledged by such Loan Party as collateral security for the Obligations.

“Collection and Use” means the collection, use, interception, storage, receipt, maintenance, transmission, disclosure, processing and/or use of Personal Information.

“Commercial Tort Claim” means any “commercial tort claim” as defined in the Code.

“Commitment” means (a) with respect to all Lenders, Fifty Million Dollars ($50,000,000) and (b) with respect to each Lender, the amount set forth opposite such Lender’s name on Schedule 2.1 attached hereto.

“Commitment Letter” means that certain commitment letter dated as of August 8, 2021 between Borrower and SCI.

“Commitment Termination Date” means noon Pacific Time, March 31, 2022, provided that (a) Agent may (in its sole and absolute discretion) extend the Commitment Termination Date to noon Pacific Time, June 30, 2022 upon Borrower’s request to do so, which consent of Agent to extend the same shall have been evidenced in a writing executed by Agent and (b) prior to the Closing Date, Agent may in its sole and absolute discretion, terminate the Commitment hereunder, in which case the Commitment Termination Date shall be deemed to have occurred and no Lender shall have any obligation to make either the Initial Advance or any Subsequent Advance pursuant to the terms hereof.

“Compliance Certificate” has the meaning given to such term in Section 6.4.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Agent in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Control Agreement” means an agreement, the terms of which are satisfactory to Agent, which is executed by Agent, the applicable Loan Party and the applicable financial institution and/or securities/investment intermediary, and which perfects Agent’s (for itself and for the benefit of the Lenders) first priority security interest in Borrower’s Deposit Accounts or Securities Accounts maintained as such financial institution or securities/investment intermediary.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether or not filed with the United States Copyright Office or foreign equivalent.

“Current Financial Statements” has the meaning given to such term in Section 5.9.

“Customer” means a Person that purchases or licenses any Loan Party’s services or software in the ordinary course of business, in each case pursuant to a bona fide, third party transaction with a Person that is not an Affiliate of the Borrower.

“Customer Funds Account” means any Deposit Account or Securities Account held in the name of Borrower or any Subsidiary for the purpose of holding cash or Cash Equivalents on behalf of and as a custodian of any Customers for purposes of making payments to employees and/or tax payments or payments of withholding taxes required under any applicable laws on behalf of such Customers, including those laws concerning F.I.C.A., F.U.T.A., and state disability.

“Data Privacy and Security Obligations” means any Loan Party’s privacy policies (or applicable terms of use) as published on such Loan Party’s website or any other internal or external privacy policies (or applicable terms of use or written agreements with customers, relating to Loan Party’s Collection and Use of Personal Information.

“Data Privacy Laws” means the California Consumer Privacy Act (California Civil Code § 1798.100, et seq.), the California Online Privacy Protection Act (California Business & Professions Code § 22575, et seq.), HIPAA and any other laws, rules or regulations of any Governmental Authority governing the Borrower’s Collection and Use of Personal Information solely to the extent applicable to the Company

“Default” means any event which with the passing of time or the giving of notice or both would become an Event of Default hereunder.

“Default Rate” means the per annum rate of interest equal to (i) the then applicable Basic Rate of interest, plus (ii) 5% per annum.

“Deposit Account” means any “deposit account” as defined in the Code.

“Disclosure Schedules” mean the disclosure schedules delivered to Agent on the Closing Date.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital; or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above.

“Earn-Outs” shall mean the liabilities of a Loan Party arising under any agreement to make any deferred payment as part of any Approved Acquisition, including performance bonuses or consulting payments in any related services, employment or similar agreement, in an amount that is subject to or contingent upon the revenue, income, cash flow or profits (or the like) of the Acquisition Target.

“EBITDA” means for any measurement period (i) Net Income (even if negative) plus income taxes, depreciation, amortization, non-cash stock compensation expense and interest expense, at all times calculated using the same methodology as calculated in the Current Financial Statements minus (ii) the cost (or dollar amount) of all capitalized software (on a trailing twelve calendar month basis).

“Equity Interests” mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant, convertible debt or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest, provided that in the case of any convertible debt, such convertible debt shall be required to be Subordinated Debt.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) under common control with the Borrower or any of its Affiliates within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“Event of Default” has the meaning given to such term in Section 8.

“Existing Acquisition Notes” means those certain Subordinated Promissory Notes more particularly described in the Disclosure Schedules delivered as of the Closing Date.

“Excluded Taxes” has the meaning given to such term in Section 2.7(d).

“FATCA” has the meaning given to such term in Section 2.7(d).

“Fee Letter” means that certain letter agreement between Borrower and Agent for the benefit of Lenders with respect to the payment of certain fees in connection with the transactions contemplated under this Agreement, as the same may be amended, modified or supplemented from time to time.

“Final Payment Fee” has the meaning given to such term in the Fee Letter.

“Funding Date” means any date on which the Initial Advance or any Subsequent Advance is made to or on account of Borrower under this Agreement.

“GAAP” means, as of any date of determination, generally accepted accounting principles as then in effect in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board.

“Governmental Authority” means (a) any United States federal, state, county, municipal or foreign government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body (including the SEC), (c) any court or administrative tribunal or (d) with respect to any Person, any arbitration tribunal or other similar non-governmental authority to whose jurisdiction that Person has consented.

“Guarantor” means each Subsidiary of Borrower who now or hereafter becomes a party to the Guaranty Agreement.

“Guarantor Pledge Agreement” means that certain Guarantor Pledge and Security Agreement made by each Guarantor in favor of Agent for the benefit of Lender, as the same may be amended, modified or supplemented from time to time.

“Guaranty Agreement” means that certain Secured Guaranty made by each Guarantor in favor of Agent for the benefit of Lenders, as the same may be amended, modified or supplemented from time to time.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“HIPAA” means, individual or collectively, the Health Insurance Portability and Accountability Act of 1996, commonly referred to as “HIPAA”, and the Health Information Technology for Economic and Clinical Health Act, commonly referred to as “HITECH”, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money (including interest whether charged at the Basic Rate or otherwise) or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid that are not otherwise incurred in the ordinary course of business, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, including any Earn-Outs incurred in connection with any Approved Acquisition Financing or other earn-out obligations, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding undisputed trade accounts payable and accrued obligations incurred in the ordinary course of business and not more than sixty (60) days past due), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Contingent Obligations of such Person including indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations of such Person as an account party in respect of letters of credit, (j) all obligations of such Person in respect of bankers’ acceptances, (k) obligations in respect of Disqualified Stock, and (l) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including any Hedging Agreement, in each case, whether entered into for hedging or speculative purposes or otherwise. The amount of any Indebtedness of any Person in respect of a Hedging Agreement shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Hedging Agreement had terminated at the end of such fiscal quarter. In making such determination, if any agreement relating to such Hedging Agreement provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined, in each case to the extent that such agreement is legally enforceable in Insolvency Proceedings against the applicable counterparty thereof. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer.

“Initial Advance” means an Advance of up to Thirty Million Dollars ($30,000,000) that will be disbursed on the Closing Date subject to the terms of this Agreement on account of the Commitment.

“Initial Amortization Date” shall have the meaning provided in the definition of Amortization Date.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law (domestic or foreign), including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, appointment of a receiver or other relief.

“Insolvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is greater than all of such Person’s assets, (b) such Person is engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, (c) such Person has incurred, or reasonably believes that it will incur, debts beyond its ability to pay such debts as they generally become due (whether at maturity or otherwise), or (d) such Person is not “solvent” or is “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances.

“Intellectual Property” means all of a Person’s right, title, and interest in and to the following: domain names; Copyrights, Trademarks and Patents (including registrations and applications therefor prior to granting, and whether or not filed, recorded or issued); all trade secrets and related rights, including without limitation rights to unpatented inventions, know-how and manuals; all design rights; claims for damages by way of past, present and future infringement of any of the rights included above; all amendments, renewals and extensions of any Copyrights, Trademarks or Patents.

“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement made as of the Closing Date by each Loan Party with any Intellectual Property filed with the United States Patent and Trademark Office or the US Copyright Office, as the same may be amended, modified or supplemented from time to time.

“Interest Extension Period” has the meaning ascribed thereto in the definition of “Interest Only Extension” contained herein.

“Interest Only Extension” means immediately following the Initial Amortization Date, an additional twelve (12) month period of interest only payments (“Interest Extension Period”) if Borrower achieves the I/O Extension Milestones.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Inventory” means “inventory” as defined in the Code, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s Books relating to any of the foregoing.

“Investment” means any beneficial equity ownership in any Person (including stock, partnership interest or other securities), or any loan, advance or capital contribution to any Person.

“I/O Extension Milestones” mean the satisfaction to Agent’s determination that (i) no Default or Event of Default has occurred and is continuing, and (ii) Borrower shall have either (a) achieved at least Ninety Million Dollars ($90,000,000) in Annual Recurring Revenue based on the calendar quarter immediately preceding the Initial Amortization Date or (b) achieved an annualized EBITDA of at least Eight Million Dollars ($8,000,000) based on the EBITDA achieved during the last full calendar quarter immediately preceding the Initial Amortization Date, in each case subject to verification by Agent in its reasonable discretion based upon evidence provided to Agent no earlier than fifteen (15) days prior to the Initial Amortization Date.

“Joinder Agreements” means, collectively, (a) the Joinder Agreement attached as an exhibit to the Guaranty Agreement and (b) the Joinder Agreement attached as an exhibit to the Guarantor Pledge Agreements and (c) if any Person executing any Joinder Agreement has any Intellectual Property filed with the United States Patent and Trademark Office or the United States Copyright Office, an Intellectual Property Security agreement in the form attached as Exhibit B to the Guarantor Pledge Agreement)

“Landlord Subordination and Access Agreement” means an agreement between Borrower’s landlord(s) and Agent that provides Agent access to the premises that Borrower leases from such landlord in a form satisfactory to Agent.

“LC Collateral Account” means any Deposit Account or Securities Account that Borrower or any Loan Party has established to cash collateralize any letters of credit or surety bonds required to be obtained by Borrower for purposes of obtaining bonds to support Borrower’s business operations, including by way of example and not limitation, Borrower’s money transmission licenses, payroll processing licenses, as security for any leases to which Borrower or any Subsidiary is a party or for such other purposes in the ordinary course of Borrower’s business.

“LC Line of Credit” means a line of credit established by Borrower or any Loan Party for the purpose of allowing issuance of any letters of credit or surety bonds required to be obtained by Borrower for purposes of obtaining bonds to support Borrower’s business operations, including by way of example and not limitation, Borrower’s money transmission licenses, payroll processing licenses, as security for any leases to which Borrower or any Subsidiary is a party or for such other purposes in the ordinary course of Borrower’s business.

“Lender Expenses” means all reasonable and reasonably documented costs or expenses (including reasonable attorneys’ fees and expenses, whether generated in-house or by outside counsel) incurred by Agent or any Lender in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees incurred by Agent or any Lender; and Agent’s and any Lender’s reasonable attorneys’ fees and expenses incurred before, during and/or after an Insolvency Proceeding in maintaining, amending, enforcing, collecting, performing (including any workout or restructuring) or defending the Loan Documents, or incurred in any other matter or proceeding relating to the Loan Documents (including in all cases, without limit, court costs, legal expenses and reasonable attorneys’ fees and expenses, whether generated in-house or by outside counsel, whether or not suit is instituted, and, if suit is instituted, whether at trial court level, appellate court level, in a bankruptcy, probate or administrative proceeding or otherwise).

“Lien” means any pledge, bailment, lease, mortgage, hypothecation, conditional sales and title retention agreement, charge, claim, encumbrance or other lien in favor of any Person.

“Lien Notice” has the meaning given to such term in Section 6.16.

“Liquidation Event” means any of the following: (i) a merger of Borrower with another entity pursuant to which Borrower or a Subsidiary is not the surviving entity; or (ii) the sale of all or substantially all of Borrower’s assets in one or a series of related transactions to a Person that is not an Affiliate of Borrower or (iii) a sale or other disposition of the equity securities or interests in Borrower or the holders of Equity Interests in Borrower (other than sales or dispositions to Affiliates of such equity holders), which results in such equity holders owning less than 50% of the voting equity securities or interests of Borrower immediately following such transaction.

“Loan Documents” means, collectively, any and all documents, instruments and agreements executed or delivered by Borrower and/or any Loan Party to or for the benefit of Agent and Lenders in connection with this Agreement, all as amended or extended from time to time.

“Loan Party” means Borrower, each Guarantor and any Person (other than Agent) that has executed and delivered a Loan Document and/or a Joinder Agreement to or for the benefit of Agent and the Lenders

“Make-Whole Payment” means an amount equal to the sum of (a) all interest that would have accrued on the principal amount of the Outstanding Principal Balance being prepaid at the then-current interest rate applicable to current payments of interest on the Outstanding Principal Balance between the date of prepayment and the one year anniversary of the Closing Date plus (b) all interest that would have accrued on the principal amount of the Outstanding Principal Balance being prepaid at the Prevailing PIK Rate on the date of prepayment and been capitalized on the Outstanding Principal Balance between the date of prepayment and the one year anniversary of the Closing Date plus (c) two percent (2%) of the principal amount of the Outstanding Principal Balance being prepaid.

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole; (b) if Borrower shall fail to satisfy the then-current financial, liquidity and other requirements necessary to continue as a listed security on the NASDAQ; (c) if Borrower’s common stock shall cease trading on the public NASDAQ market for any reason (other than a general halt to the trading of all common stocks on the NASDAQ), including as a result of a suspension in trading ordered by the SEC of a halt in trading instituted by NASDAQ; (d) a material impairment of Borrower’s and its Subsidiaries’ ability to perform their obligations under the Loan Documents to which they are parties or of the Agent’s or any Lender’s ability to enforce any of its rights or remedies with respect to the Obligations or realize upon the Collateral or (e) a material impairment to the validity or priority of, or any impairment to, Agent’s security interests in any material portion of the Collateral.

“Material Contracts” means any contract or agreement (whether written or oral) to which the Borrower or any of its Subsidiaries is a party which is required to be filed with the SEC under the Securities Exchange Act of 1934.

“Maturity Date” means, with respect to all Advances, October 1, 2025.

            “Minimum Funding Amount” means the lesser of (i) Five Million Dollars ($5,000,000) and (ii) the remaining amount available under the Commitment.

            “Multiemployer Plan” means any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which the Borrower, any of its Subsidiaries or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six years has made or been obligated to make contributions.

“NASDAQ” means the National Association of Securities Dealers Automated Quotation Service, which is the national securities exchange referred to as NASDAQ.

            “Negotiable Collateral” means all letters of credit of which Borrower is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Net Cash Position” means, at any time of determination, (A) Borrower’s Unrestricted Cash less (B) Tested Debt.

“Net Income” means net income as defined by GAAP (consistently applied) at all times calculated using the same methodology as calculated in the Current Financial Statements but in all events excluding extraordinary gains and losses outside the ordinary course of any Loan Party’s business.

“New PIK Rate” has the meaning given to such term in Section 2.3(c).

“Non-Reseller Acquisition” means any Acquisition other than a Reseller Acquisition.

“Non-Utilization Fee” means, for any period, an amount equal to (a) one-quarter of one percent (0.25%) per annum, multiplied by (b) the difference between (i) the Commitment and (ii) the Actual Utilization Amount.

“Note” means a secured promissory note in favor of a Lender.

“Notice of Borrowing” means a notice of borrowing of an Advance pursuant to the terms of this Agreement in substantially the form of Exhibit B.

“Obligations” means all debt, principal, interest, fees, charges, Lender Expenses and other amounts owing by Borrower or any Loan Party to Agent or a Lender of any kind and description whether arising under or pursuant to or evidenced by the Loan Documents, and whether or not for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including the principal and interest due with respect to the Advances, and further including all Lender’s Expenses that Borrower or any Loan Party is required to pay or reimburse by the Loan Documents, by law, or otherwise.

“Other Acquisition” means any Acquisition other than a Reseller Acquisition.

“Other Acquisition Conditions” means any Other Acquisition meeting the following conditions: (i) Borrower shall have given Agent notice of such Acquisition no less than forty-five (45) days prior to the closing thereof, along with a copy of the executed letter of intent; and (ii) the total consideration for such Acquisition (including whether the purchase price therefor will be paid in cash, Cash Equivalents, Equity Interests, Approved Acquisition Financing and/or Earn-Outs) shall not, when taken together with any Other Acquisitions during such calendar year, exceed Two Million Dollars ($2,000,000.00) in the aggregate.

“Outstanding Principal Balance” means the aggregate unpaid balance of all Advances made to Borrower together with any amounts of PIK Interest accrued and capitalized in accordance with Section 2.3(c) below.

            “Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, whether or not filed with the United States Patent and Trademark Office or any foreign equivalent.

“Payment Date” has the meaning given to such term in Section 2.4(a) below.

“Payoff Letter” means a payoff letter in form and substance satisfactory to Agent in its sole discretion executed and delivered by Wells Fargo with respect to the Indebtedness under the Wells Fargo Loan.

“Pension Plan” means any “employee benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, which is subject to Title IV of ERISA or Sections 412 of the Internal Revenue Code or Section 302 of ERISA, and which is or was, within the preceding six years, maintained by Borrower, any of its subsidiaries or any ERISA Affiliate.

“Perfection Certificate” means the Perfection Certificate in a form reasonably acceptable to Agent and delivered on the Closing Date.

“Permitted Indebtedness” means the following:

(a)Indebtedness of Borrower in favor of Agent or a Lender arising under this Agreement or any other Loan Document, including any fees set forth in the Fee Letter;
(b)Indebtedness existing on the Closing Date and disclosed in the Disclosure Schedules;
(c)Indebtedness consisting of: (i) accounts receivable financings on terms satisfactory to Agent in its sole discretion; (ii) capital leases and (iii) purchase money obligations for fixed or capital assets within the limitations set forth in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment and software financed with such Indebtedness;

(d)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is promptly extinguished;
(e)Approved Acquisition Financing and, to the extent approved by Agent in advance in its sole and absolute discretion prior to the incurrence thereof, any other Subordinated Debt;
(f)Contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete or similar obligation of Borrower or its Subsidiaries incurred in connection with the consummation of one or more Approved Acquisitions;
(g)Indebtedness assumed from an Acquisition Target in connection with the consummation of an Approved Acquisition in an outstanding amount not to exceed $500,000 in the aggregate at any one time;
(h)Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;
(i)Indebtedness which would otherwise constitute a Permitted Investment;
(j)Indebtedness under any LC Line of Credit so long as (i) the aggregate commitment under all LC Lines of Credit does not exceed $3,000,000; (ii) the obligations under any LC Line of Credit shall not be secured by any property or assets of Borrower or any Loan Party other than cash or Cash Equivalents held in deposit accounts pledged to the lenders under such LC Lines of Credit in an amount not to exceed 103% of the commitment under the applicable LC Line of Credit and (iii) the sum of (y) total commitments under all LC Lines of Credit plus (z) amounts held in LC Collateral Accounts shall not exceed $3,000,000 in the aggregate (plus, to the extent any portion of the same are in LC Collateral Accounts, an additional three percent (3%) of the face amount of the letter of credit or surety bond secured thereby);
(k)Indebtedness owed to any Person providing property, casualty, liability, or other insurance to Borrower or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year and such Indebtedness is not secured by any property or assets of the Borrower or any of its Subsidiaries other than the unpaid premium amounts with respect to such insurance;
(l)Indebtedness in the form of surety bonds or other similar obligations in favor of Governmental Authorities in connection with Borrower’s money transmission licenses, payroll processing licenses or other licenses or permits required in the ordinary course of Borrower’s business so long as the same are not secured by any property or assets of Borrower or any Subsidiary;
(m)Indebtedness of the Borrower arising from customary cash management services or in connection with any automated clearinghouse transfer of funds in the ordinary course of business;
(n)Indebtedness of Borrower arising from customary credit card charges or incurred in respect of netting services, overdraft protection and other similar services, in each case, incurred in the ordinary course of business;
(o)Indebtedness incurred on an unsecured basis in favor of other Loan Parties hereunder provided that such Indebtedness is subject to a Subordination Agreement executed by each Loan Party and Borrower whereby the obligations of Borrower to each Loan Party are subordinated to the Obligations, which Subordination Agreement shall have been executed and delivered by Borrower and each Loan Party within thirty (30) days of the Closing Date;

(p)Accrual of interest or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness; and
(q)Any other unsecured Indebtedness incurred by Borrower or any of its Subsidiaries in an aggregate outstanding amount not to exceed $250,000 at any one time.
“Permitted Investment” means:

(a)Investments existing on the Closing Date disclosed in the Disclosure Schedules; and
(b)Investments constituting cash and Cash Equivalents, provided such cash and Cash Equivalents are in accounts which are subject to a Control Agreement in favor of Agent to the extent required under Section 7.11 of this Agreement;
(c)Investments accepted in connection with Permitted Transfers;
(d)Investments consisting of Approved Acquisitions;
(e)Investments of Subsidiaries in or to other Subsidiaries or to Borrower provided that such Subsidiaries have signed a Joinder Agreement, if not a Guarantor on the Closing Date;
(f)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;
(g)Investments consisting of the purchase of capital assets in an aggregate amount not to exceed $1,000,000 in any one calendar year;
(h)Investments of funds held in Customer Funds Accounts so long as (i) neither Borrower nor any Loan Party is required to provide any guaranty or security to any Customer with respect to any return on, or return of, any amounts so held by such Loan Party on behalf of the applicable Customer in such Customer Funds Accounts; (ii) any such funds are invested in investment-grade marketable securities, money markets, and other Cash Equivalents and (iii) any such Investments have been approved by, or are otherwise in accordance with a program approved by, the Investment Committee of the Board or any subcommittee with responsibility for investment risk, risk management or any other similar designation;
(i)Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and
(j)Any other Investments in an aggregate amount not to exceed $250,000 at any one time.
“Permitted Licenses” mean non-exclusive licenses to Customers and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business.
“Permitted Liens” means the following:
(a)Liens existing on the Closing Date and disclosed in the Disclosure Schedules or as specifically permitted in the definition of Permitted Indebtedness provided that such Liens are not superior to Agent’s Lien on the Collateral, unless such Liens evidence purchase money security interests, in which case the Lien is confined solely to the property purchased with such borrowed amounts;

(b)Liens for taxes, fees, assessments or other governmental charges or levies that are delinquent and for which Borrower maintains adequate reserves;
(c)Liens (i) upon or in any equipment acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such equipment incurred solely for the purpose of financing the equipment not to exceed $1,000,000 outstanding at any time, or (ii) existing on such assets at the time of their acquisition, provided that with respect to clauses (i) and (ii), the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such assets; provided further that the same have no priority over Agent’s Lien in the Collateral (other than with respect to such equipment) and do not encumber the Collateral (other than with respect to such equipment);
(d)Non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of Borrower’s business;
(e)Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.5 or Section 8.7;
(f)Liens in favor of other financial institutions arising in connection with Borrower’s Deposit Accounts or Securities Accounts held at such institutions to secure standard fees for services charged by, but not financing made available by such institutions; provided that Agent, for itself and the benefit of Lenders has a perfected security interest in the amounts held in such accounts;
(g)Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;
(h)Liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums;
(i)Liens on deposits securing obligations with suppliers entered into in the ordinary course of business;
(j)Liens on any LC Collateral Accounts or to secure any obligations under any LC Line of Credit so long as the same are in compliance with the provisions of paragraph (j) of the definition of “Permitted Indebtedness” and the requirements of Section 7.11 hereunder;
(k)statutory Liens of landlords and Liens of carriers, warehousemen, mechanics and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business not to exceed $1,000,000 in the aggregate; provided that such Liens attach only to Inventory and secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same, are not overdue by more than 15 days; and
(l)Liens to secure workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA).
            “Permitted Transfer” has the meaning given to such term in Section 7.2.

    “Person” means and includes any individual, any partnership, any corporation, any business trust, any joint stock company, any limited liability company, any unincorporated association or any other entity and any Governmental Authority.

“Personal Information” shall have the same definition as in California Civil Code § 1798.140(o)(1).

“PIK Adjustment Date” has the meaning given to such term in Section 2.3(c).

“PIK Rate” means for any day, a per annum rate of interest equal to (a) as of the Closing Date, 1.00% and (b) (i) if the ARR Ratio as of the last date of any calendar quarter is less than 0.55 to 1.00, one percent (1.00%) and (ii) if the ARR Ratio as of the last date of any calendar quarter is 0.55 to 1.00 or greater, one and one-quarter of one percent (1.25%).

“Prepayment Fee” means, (i) if prepayment is made prior to the one year anniversary of the Initial Funding Date, a Make-Whole Payment, (ii) if prepayment is made on or after the one year anniversary of the Initial Funding Date but prior to the two year anniversary of the Closing Date, an amount equal to two percent (2%) of the principal amount of the Outstanding Principal Balance repaid, and (iii) if prepayment is made on or after the two year anniversary of the Closing Date but prior to the Maturity Date, an amount equal to one percent (1%) of the principal amount of the Outstanding Principal Balance prepaid; provided however that, in the case of clauses (i), (ii) and (iii), the Prepayment Fee will be zero if all of the Obligations are refinanced with the proceeds of a financing provided by Structural Capital Investments III, LP or an Affiliate thereof.

“Prevailing PIK Rate” has the meaning given to such term in Section 2.3(c).

“Prime Rate” means, for any day, the Prime Rate most recently published in the Money Rates section of The Wall Street Journal, provided however, if the Prime Rate increases during any given month, the Prime Rate shall be deemed to be such increased amount as of the first day of such month and the additional interest resulting from such increase shall be due and payable on the first Business Day of the following month. If the Wall Street Journal no longer reports the Prime Rate, then Agent shall select a reasonably comparable index or source to use as the basis for the Prime Rate.

“Pro Rata Percentage” means, with respect to any Lender, a percentage equal to a fraction, the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate of the Commitments of all Lenders.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, whether tangible or intangible.

“Register” has the meaning given to such term in Section 13.1.

“Required Lenders” means Lenders holding a majority in interest of the Commitment. Notwithstanding the foregoing, the term “Required Lenders” shall, at all times, include SQN Venture Income Fund II, LP (together with any Affiliate holding a Commitment hereunder, “SQN”), so long as at the time of any determination (a) SQN or any Affiliate thereof holds a Commitment hereunder and (b) SQN or any Affiliate thereof is not a Defaulting Lender.

“Reseller Acquisition” means an Acquisition involving any Customer of any Loan Party, who licensed the use of such Loan Party’s products or services prior to such Acquisition.

“Reseller Acquisition Conditions” means a Reseller Acquisition meeting the following conditions: (i) the Acquisition Target shall have as its exclusive place of business and location of its assets in the United States of America and (ii) if the aggregate acquisition cost of such Reseller Acquisition (whether constituting cash, Cash Equivalents, Equity Interests, or Indebtedness or assumption thereof, including the Indebtedness evidenced by any Approved Acquisition Financing or any Earn-Outs) would be in excess of $4,000,000 in the aggregate for any single transaction or series of related transactions, Borrower shall have given Agent notice of such acquisition no less than fifteen (15) days prior to the closing thereof, along with the executed letter of intent.

“Responsible Officer” means the President, Chief Executive Officer or Chief Financial Officer of Borrower.

“SEC” means the Securities and Exchange Commission, or any governmental or regulatory authority succeeding to any of its principal functions.

“Securities Account” means any “securities account” as defined in the Code.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and the applicable accounting and auditing policies, rules, standards and practices established, approved or incorporated by the SEC or the Public Companies Accounting Oversight Board.

“Subsequent Advance” means any Advance made following the Closing Date on account of the Commitment, which Advance may be disbursed in the sole and absolute discretion of Agent and the Lenders making such Advance upon the satisfaction of any conditions to a Subsequent Advance.

“Subordinated Debt” means any Indebtedness incurred by Borrower that is subordinated to the Obligations pursuant to a Subordination Agreement and/or any Subordination Provision. Any proposed Subordinated Debt other than any Approved Acquisition Financing shall require Agent’s approval in its sole and absolute discretion prior to the incurrence thereof and may, in Agent’s discretion, be required to be subject to a Subordination Agreement.

“Subordination Agreement” means a Subordination Agreement in the form approved by Agent in its sole and absolute discretion.

“Subordination Provision” means any provision in any Existing Acquisition Note or any Approved Acquisition Subordinated Note whereby the obligations of the applicable Loan Party to any payee or obligee thereunder are subordinated to the Obligations under the Loan Documents.

“Subsequent Funding Date means the Funding Date of any Subsequent Advance.

“Subsidiary” means any Person that is an entity of which a majority of the outstanding capital stock, membership interests or other equity interests entitled to vote for the election of directors, managers or the equivalent is owned by Borrower directly or indirectly through Subsidiaries including any Subsidiary formed after the date hereof.

“Tested Debt” means the sum of (i) the Advance Amount at such time of determination; (ii) the outstanding principal amounts owed on any Approved Acquisition Financing and (iii) Earn-Outs that constitute Approved Acquisition Financing in the amount then set forth on Borrower’s financial statements on Form 10-Q (or Form 10-K, if applicable) filed with the SEC. The definition of Tested Debt shall not include amounts accrued for payment to Lender of any fees set forth in the Fee Letter nor shall it include any interest accrued under Section 2.3(c) of this Agreement, which may be added to the Outstanding Principal Balance.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of a Person connected with and symbolized by such trademarks, whether or not filed with the United States Patent and Trademark Office or any foreign equivalent.

“Transfer” has the meaning given to such term in Section 7.2.

“Uncontrolled Accounts” means those Deposit Accounts and Securities Accounts which are not required to be subject to a Control Agreement so long as the same meet the requirements set forth in Section

7.11; provided that such accounts and all cash, Cash Equivalents and other property and assets in such account shall constitute Collateral for all purposes of the Loan Documents.

“Unrestricted Cash” of any Person, means cash or Cash Equivalents of such Person, (a) that are not, and are not required to be, designated as “restricted” on the financial statements of such Person, (b) that are not contractually required, and have not been contractually committed by such Person, to be used for a specific purpose, (c) that are not subject to (i) any provision of law, statute, rule or regulation, (ii) any provision of the organizational documents of such Person, (iii) any order of any Governmental Authority or (iv) any contractual restriction (including the terms of any Equity Interests), in each case of (i) through (iv), preventing such cash or Cash Equivalents from being applied to the payment of the Obligations or pledged as collateral security to Agent and the Lenders to secure the Obligations, (d) in which no Person other than the Agent has a Lien, and (e) that are held in a Deposit Account or Securities Account, as applicable, in which the Agent has a valid and enforceable security interest, perfected by “control” (within the meaning of the applicable Code or for any Deposit Account or Securities Account located outside the United States, other controlling legal authority) and which is subject to a Control Agreement in favor of Agent and the Lenders. For purposes of clarity, no cash or Cash Equivalents amounts held in any Customer Funds Account or in any LC Collateral Account or which otherwise secure or collateralize any obligations under any LC Line of Credit shall be deemed to be Unrestricted Cash for purposes of the Loan Documents.

“USA FREEDOM Act” means The Uniting and Strengthening America by Fulfilling Rights and Ending Eavesdropping, Dragnet-collection and Online Monitoring (USA FREEDOM ACT) Act of 2015, Public Law 114-23 (June 2, 2015), as may be amended.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as may be amended.

“Wells Fargo” means Wells Fargo Bank, National Association

“Wells Fargo Loan” means that certain term loan and revolving credit facility as evidenced by that certain Third Amended and Restated Credit Agreement dated as of December 31, 2019 among Wells Fargo, the lenders a party thereto and Borrower, as the same may have been amended, modified, restated or supplemented from time to time.

1.2Other Interpretive Provisions. References in this Agreement to “Articles,” “Sections,” “Exhibits,” “Schedules” and “Annexes” are to articles, sections, exhibits, schedules and annexes herein and hereto unless otherwise indicated. References in this Agreement and each of the other Loan Documents to (a) any other document, instrument or agreement shall include all exhibits, schedules, annexes and other attachments thereto, and (b) any law, statute or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law, statute or regulation, and (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns. References to this Agreement or any of the other Loan Documents shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time, provided that Borrower may amend the Perfection Certificate and Disclosure Schedules unilaterally only as expressly authorized in Section 5. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. The words “include” and “including” and words or similar import when used in this Agreement or any other Loan Document shall not be construed to be limiting or exclusive. Unless otherwise indicated in this Agreement or any other Loan Document, (d) all references to dollars, Dollars or $ shall mean United States Dollars, and (e) all accounting terms used in this Agreement or any other Loan Document (e.g. revenue) shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP, consistently applied. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
2.Loan and Terms of Payment
2.1Commitment. Subject to the terms and conditions of this Agreement and relying upon the representations and warranties herein set forth as and when made or deemed to be made, each Lender agrees to lend to Borrower, prior to the Commitment Termination Date, the Advances; provided that the aggregate principal amount of the Advances shall not exceed the Commitment and no Lender shall be required to lend more than its Pro Rata Percentage of the Commitment as set forth on Schedule 2.1. If prepaid, the principal of the Advances may not be re-borrowed.
2.2Use of Proceeds; The Advances.
(a)Use of Proceeds. The proceeds of the Advances shall be used solely for the general corporate purposes of the Borrower, including growth related initiatives, financing of existing Indebtedness, and additional spending for capital expenditures, in all cases subject to the terms of this Agreement. Further, a portion of the proceeds of the Initial Advance shall be utilized to repay the Indebtedness contemplated in the Payoff Letter.
(b)The Advances. The Advances shall be repayable as set forth in Section 2.4. Each Lender and Agent may, and are hereby authorized by Borrower to, endorse in Lender’s and Agent’s books and records appropriate notations regarding such Lender’s interest in the Advances; provided, however, that the failure to make, or an error in making, any such notation shall not limit or otherwise affect the Obligations.
2.3Procedure for Making Advances; Interest.
(a)Notice. Not less than ten (10) Business Days prior to each Funding Date, Borrower shall submit the Notice of Borrowing to Agent, whereupon Agent shall immediately notify Lenders. Each Lender’s obligation hereunder to make the Initial Advance on the Closing Date shall be subject to the satisfaction of the conditions set forth in Sections 3.2 and 3.3. Each Lender’s obligation hereunder to make a Subsequent Advance shall be subject to the satisfaction of the conditions set forth in Section 3.3. The amount of any requested Advance thereafter shall not be less than the Minimum Funding Amount. Upon satisfaction of the applicable conditions for any Advance requested by Borrower hereunder, each Lender agrees, severally and not jointly, to make such Advance to Borrower in an aggregate principal amount equal to such Lender’s Pro Rata Percentage of undrawn Commitment of such Advance.
(b)Interest Rate – Cash Payment. Borrower shall pay interest in cash to Agent for the benefit of Lenders on the Outstanding Principal Balance from the date such Advance is made (or from the date such amount has been added to the Original Principal Balance pursuant to Section 2.3(c) hereof) at a per annum rate of interest equal to the Basic Rate. In addition, Borrower shall pay interest to Agent for the benefit of Lender on any other Obligation from the time when such Obligation is due until such Obligation has been paid in full. All computations of interest at the Basic Rate shall be based on a year of three hundred sixty (360) days with interest computed daily based on the actual number of days elapsed. Notwithstanding any other provision hereof, the amount of interest payable hereunder shall not in any event exceed the maximum amount permitted by the law applicable to interest charged on commercial loans.
(c)Interest Rate – Payment-In-Kind.
(i)In addition to the accrual and payment in cash of interest provided for in Section 2.3(b) above, interest shall accrue on the Outstanding Principal Balance until the Outstanding Principal Balance has been repaid in full, at a per annum rate of interest equal to the PIK Rate. Any and all amounts of interest accrued at the PIK Rate shall be added to the Outstanding Principal Balance as of each Payment Date and interest shall accrue thereon from the date on which such amounts are added to the Outstanding Principal Balance. All computations of interest at the PIK Rate shall be based on a year of three hundred sixty (360) days with interest computed daily based on the actual number of days elapsed and shall be added to the Outstanding Principal Balance as of each Payment Date.

(ii)The PIK Rate utilized as of any Payment Date shall be the PIK Rate then in effect under this Agreement (such PIK Rate then in effect, the “Prevailing PIK Rate”), provided that any change to the PIK Rate (such updated PIK Rate, the “New PIK Rate”) shall be made on the first Payment Date following the date on which Borrower shall have filed its Form 10-Q (with respect to each fiscal quarter other than the one ending on December 31 of each year) or Form 10-K (with respect to the fiscal quarter ending on December 31 of each year) with information to compute the relevant ARR Ratio as of the end of such period (such Payment Date, the “PIK Adjustment Date”). By way of example only, if the Prevailing PIK Rate was 1.25% and the ARR Ratio for the quarter ending December 31, 2021 is determined to be less than 0.55:1.00 based on the Company’s financial statements filed with its report on Form 10-K on March 10, 2022, then (A) the PIK Adjustment Date shall be April 1, 2022 and (B) the New PIK Rate shall be 1.00% (which is the PIK Rate corresponding to the ARR Ratio that is less than 0.55:1.00). If Borrower has not filed its Form 10-Q within forty-five (45) days following the end of any calendar quarter (or one hundred twenty (120) days in the case of any Form 10-K), then the New PIK Rate put into effect as of the next Payment Date shall be 1.25% and the same shall be the Prevailing PIK Rate until such time as Borrower shall have filed its Form 10-Q (with respect to each fiscal quarter other than the one ending on December 31 of each year) or Form 10-K (with respect to the fiscal quarter ending on December 31) with information to compute the relevant ARR Ratio as of the end of such period. If Borrower is no longer required to file a Form 10-Q or Form 10-K with the SEC, then the relevant ARR Ratio shall be determined pursuant to those financial statements furnished pursuant to Section 6.3 hereof, and if Borrower fails to furnish the same within the time periods provided in Section 6.3, then the New PIK Rate put into effect as of the next Payment Date shall be 1.25% and the same shall be the Prevailing PIK Rate until such time as Borrower shall have provided the financial information to compute the relevant ARR Ratio as of the end of such period. Notwithstanding any other provision hereof, the amount of interest payable hereunder shall not in any event exceed the maximum amount permitted by the law applicable to interest charged on commercial loans.
(d)Disbursement. Subject to the satisfaction of the conditions set forth in Sections 3.2 with respect to the Initial Advance and the satisfaction of the conditions set forth in Section 3.3 along with the consent of Agent and any Lender making a Subsequent Advance granted by each in their sole and absolute discretion in accordance with the terms and requirements of this Agreement, the Advances shall be disbursed by Agent after receipt from Lenders via wire transfer of funds to one or more accounts designated in writing by Borrower in the Notice of Borrowing.
(e)Termination of Commitment to Lend. Notwithstanding anything in the Loan Documents, each Lender’s obligation to lend the undisbursed portion of the Commitment to Borrower hereunder shall terminate on the Commitment Termination Date or as set forth in Section 2.8.
2.4Amortization of Principal and Interest; Final Payment.
(a)Interest Payments. All interest payable in cash shall be due and payable to Agent for the benefit of Lenders in advance on the first Business Day of each month and continuing on the first Business Day of each month thereafter (each a “Payment Date”) during the term of such Advance; provided however, and in addition, that upon the funding of each Advance, interest on such Advance shall be withheld from the Advance on the Funding Date of the Advance for the period between the Funding Date of such Advance and the first Payment Date immediately following the Funding Date of such Advance. Subject to any adjustments expressly contemplated in Section 2.3(c), once paid or accrued, as applicable, all interest is nonrefundable and shall be deemed earned as of the Payment Date for which such interest payment is due. Agent shall allocate and distribute all interest payments received or accrued for or on behalf of Borrower (whether paid in cash or otherwise the result of accrued PIK Interest) to the Lenders based on each Lender’s Pro Rata Percentage.
(b)Principal Payments. From and after the Amortization Date, in addition to the payment of interest due under Section 2.4(a) hereunder, Borrower shall make equal monthly payments of principal on each Payment Date until the Maturity Date in an amount equal to the amount needed to fully amortize the Outstanding Principal Balance based on a five year amortization schedule. Agent shall allocate and distribute all principal payments received from Borrower to the Lenders based on each Lender’s Pro Rata Percentage
(c)Final Payment. Unless an Advance is prepaid in full prior to the Maturity Date, Borrower shall pay the entire Outstanding Principal Balance and accrued interest and all unpaid Obligations on the

Maturity Date, including any costs or fees payable under the Fee Letter. Agent shall allocate and distribute all such payments to the Lenders based on each Lender’s Pro Rata Percentage.
2.5Fees and Expenses. Borrower shall pay to Agent the following:
(a) Fee Letter. On the Closing Date, Borrower shall pay to Agent for the pro rata benefit of Lenders those amounts set forth in the Fee Letter as being due and payable as of the Closing Date (subject to any offsets referenced in the Fee Letter), all of which amounts shall be deemed earned and paid as of the Closing Date.
(b)Lender’s Expenses. On the Closing Date and on each Funding Date, all unreimbursed Lender Expenses shall be due and owing, which Agent may deduct from the Advance after providing invoices therefor, with reasonable supporting documentation. Thereafter, all unreimbursed Lender Expenses shall be due within five (5) Business Days of Lender’s demand and provided Lender has provided an invoice therefor, with reasonable supporting documentation. Agent shall allocate and disburse such payments to the Person having incurred such Lender Expenses.
(c)Non-Utilization Fee. Commencing on the Closing Date and continuing an a monthly basis through and including the Commitment Termination Date, Agent shall determine the Actual Utilization Amount for the immediately preceding month (or any partial month, as applicable). All computations of the Non-Utilization Fee shall be based on a year of three hundred sixty (360) days and computed daily based on the actual number of days elapsed. On each Payment Date (including the Payment Date immediately following the Commitment Termination Date), Borrower shall pay to Agent by ACH for the pro rata benefit of the Lenders a Non-Utilization Fee in arrears for such immediately preceding monthly period.
(d)Late Fee. If any payment of any Obligation is not made when due, Borrower shall pay a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. Agent shall allocate and distribute all such payments to the Lenders based on each Lender’s Pro Rata Percentage.
2.6Prepayments; Commitment Termination.
(a)Mandatory Prepayment Upon an Acceleration. If repayment of the Advances is either automatically or at the election of Agent pursuant to the terms hereof accelerated following the occurrence and continuance of an Event of Default, then Borrower shall immediately pay to Agent for the benefit of Lenders (i) all accrued and unpaid payments of interest with respect to the Outstanding Principal Balance due prior to the date of prepayment, (ii) all accrued and unpaid amounts of the Non-Utilization Fee; (iii) the Outstanding Principal Balance (including all amounts of PIK Interest that may have accrued thereon), (iv) the applicable Prepayment Fee, (v) the Final Payment Fee and (vi) all other sums, if any, that shall have become due and payable hereunder with respect to the Advances, including all Obligations due hereunder.
(b)Mandatory Prepayment Upon a Liquidation Event. If a Liquidation Event shall occur, or if the Advances and Obligations of Borrower hereunder are accelerated, then Borrower shall upon such Liquidation Event pay to Agent for the benefit of Lenders (i) all accrued and unpaid payments of interest with respect to the Advances due prior to such Liquidation Event, (ii) all accrued and unpaid amounts of the Non-Utilization Fee; (iii) the Outstanding Principal Balance (including all amounts of PIK Interest that may have accrued thereon), (iv) the applicable Prepayment Fee, (v) the Final Payment Fee and (vi) all other sums, if any, that shall have become due and payable hereunder with respect to the Advances, including all Obligations due hereunder.
(c)Voluntary Prepayment. Borrower may voluntarily prepay the Outstanding Principal Balance at any time, in whole or in part, provided that each of the following conditions is satisfied: Borrower pays to Agent for the benefit of Lenders (i) all accrued and unpaid payments of interest with respect to the Advances due up to and including the date of prepayment, (ii) all accrued and unpaid amounts of the Non-Utilization Fee; (iii) the Outstanding Principal Balance (including all amounts of PIK Interest that may have accrued thereon), (iv) the Prepayment Fee, (v) to the extent all Obligations are then paid in full, the Final Payment Fee and (vi) all other sums, if any, that shall have become due and payable hereunder with respect to the Advances, including all Obligations due hereunder.
2.7Other Payment Terms.

(a)Place and Manner. Borrower shall authorize Agent to cause all payments due to Agent hereunder, whether such payments are on account of the Advances, Lender Expenses, fees or other payments due, to be made in lawful money of the United States, in good same day or immediately available funds to an account designated by Agent or to Agent’s address.
(b)Date. Whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.
(c)Default Rate. If an Event of Default has occurred and is continuing, at Agent’s election, Borrower shall pay interest on the Obligations from the date of such Event of Default until such Event of Default is cured, at a per annum rate equal to the Default Rate. All computations of such interest shall be based on a year of three hundred sixty (360) days for actual days elapsed.
(d)Payments Free from Taxes. All payments by or on account of any obligation of Borrower hereunder shall be made free and clear of, and without deduction for, any present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges imposed under United States federal, state, local or any foreign law (including additions to tax, penalties and interest), other than (i) taxes imposed on or with respect to a Lender or its assignee based on or measured with respect to overall net income or net profits (including any branch profits or franchise taxes imposed in lieu thereof), (ii) backup withholding taxes by the jurisdiction (or any political subdivision thereof) under the laws of the jurisdiction(s) in which a Lender or its assignee is resident or deemed to be resident, is organized, or carries on business or is deemed to carry on business (other than a jurisdiction in which a Lender or its assignee would not have been treated as carrying on business but for this Agreement) to which such payment relates, (iii) withholding taxes imposed on amounts payable to or for the account of such Lender or assignee with respect to an applicable interest in an Obligation or Advance pursuant to a law in effect on the date on which such Lender or assignee acquires such interest in the Obligation or Advance, (iv) any United States federal withholding Taxes imposed under FATCA and (v) any taxes imposed solely as a result of a Lender’s or any of its assignee’s assignment of this Agreement (such taxes in clauses (i)-(v), “Excluded Taxes”). If any taxes, other than Excluded Taxes, shall be deducted (as required by law or otherwise) from, or in respect of, any such payments (including any consent or similar fees), (i) the sum payable by Borrower shall be increased as necessary so that after making all deductions (including deductions on account of taxes that are applicable to additional sums payable under this Section 2.7(d)), a Lender or its assignee receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions, and (iii) the applicable withholding agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable laws. Within thirty (30) days after the date of any payment of amounts deducted to the appropriate taxing authority (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), Borrower shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof, or such other written proof of payment thereof that is reasonably satisfactory to Agent. If Borrower fails to pay any taxes (other than Excluded Taxes) when due to the appropriate taxing authority or fails to remit to Agent for the benefit of the Lenders the required receipts or other required documentary evidence, Borrower shall indemnify Agent and Lenders (and any assignee) for any taxes (other than Excluded Taxes) that may become payable by such person (or such person’s beneficial owners) arising out of such failure. Notwithstanding anything to the contrary contained herein, in the event that a Lender shall sell, assign, transfer, convey or otherwise dispose of any or all of its rights and/or obligations hereunder to a Person that is not a “United States Person” (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code, as amended, such Lender (and not Borrower) shall be solely responsible for any withholding or other taxes assessed on account of such transfer, or on account of the payment of principal and/or interest to such Person under this Agreement. As used herein, “FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.
(e)Crediting Payments. Unless otherwise approved by Agent, all payments to be made by Borrowers under any of the Loan Documents shall be made as provided in the ACH Debit Consent to Agent for the benefit of Agent and Lenders in accordance with the wire transfer instructions as provided in writing by Agent, as may be updated in writing from time to time by Agent. Unless otherwise determined by Agent, all payments received from Borrower shall be applied as follows: first, to the payment of all Lender Expenses due to Agent in connection with the administration of the Obligations hereunder or under the Loan Documents; second, to the payment of all Lender Expenses due to Lenders; third, to any outstanding fees (including any amounts of the Non-Utilization Fee); fourth, to accrued and unpaid interest; fifth, to principal; and sixth, to all other Obligations, in each case allocated to each Lender, ratably in accordance with such Lender’s ratable share the Obligations paid. Any wire transfer or payment received by Agent after 12:00 noon Pacific Time may be deemed to have been received by Agent as of the opening of business on the immediately following Business Day. Borrower authorizes Agent to process payment of all Obligations by debiting a Borrower’s account as provided in the ACH Debit Consent, and notice shall be provided to Borrower should any payment be processed; provided that to the extent Agent is processing payments of any Obligations that constitute unreimbursed Lender Expenses, Agent shall have provided such invoices and periods for payment as provided in Section 2.5(b).
2.8Term. This Agreement shall become effective on the Closing Date and shall continue in full force and effect for so long as any Obligations remain outstanding (other than inchoate indemnity obligations). Notwithstanding the foregoing, Agent shall have the right to terminate any obligation to make Advances under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default or upon the Commitment Termination Date. Notwithstanding termination, Agent’s Lien on the Collateral shall remain in effect for so long as any Obligations (including any accrued and unpaid amounts of the Non-Utilization Fee together with any amounts of the applicable Prepayment Fee or Final Payment Fee) are outstanding (other than inchoate indemnity obligations) and upon payment in full of all Obligations, including any accrued and unpaid amounts of the Non-Utilization Fee together with any amounts of the applicable Prepayment Fee or Final Payment Fee (other than inchoate indemnity obligations which are not the subject of an indemnity claim), Agent’s Lien on the Collateral shall terminate automatically.
3.Conditions of Closing and Advances
3.1Conditions Precedent to Closing. The obligation of Agent and each Lender to enter into this Agreement is subject to the following conditions precedent:
(a)The Loan Documents duly executed by Borrower and any Loan Party, including those Control Agreements required pursuant to Section 7.11 hereof.
(b)A duly executed officer’s certificate of Borrower and each Loan Party containing the following documents: (i) current certificate of incorporation (or articles of organization to the extent such Loan Party is a limited liability company), (ii) bylaws (or operating agreement to the extent such Loan Party is a limited liability company), (iii) resolutions authorizing the Loan Documents and (iv) a good standing certificate from each party’s state of formation and from any state where such party is, or is required to be, qualified to do business and (v) incumbency and representative signatures;
(c)All necessary consents of other third parties with respect to the execution, delivery and performance of the Loan Documents by the Loan Parties;
(d)Executed copies of any and all Existing Acquisition Notes;

(e)In Agent’s reasonable discretion, there has not been any Material Adverse Effect;

(f)All documentation and other information which Agent reasonably requests with respect to Borrower or any Loan Party in order to comply with their ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT ACT, the USA FREEDOM Act, IRS Form W-9 and other applicable tax forms; and

(g)Payment of any applicable expenses pursuant to Section 2.5(a) and Section 2.5(b) hereof (including without limitation all reasonable costs and expenses of counsel to Agent and the Lenders).
3.2Conditions Precedent to Initial Funding. So long as the Commitment Termination Date shall not have occurred, the obligation of each Lender to make the Initial Advance is subject to the condition precedent that Agent shall have received, in form and substance satisfactory to Agent, or that Agent shall have waived in writing the requirement to receive such item, all of the following:
(a)Satisfaction of all conditions precedent in Section 3.1;
(b)(i) The Payoff Letter fully executed by Wells Fargo evidencing repayment of all of the Indebtedness of Borrower to Wells Fargo and release of any Liens upon Borrower’s property or assets existing as collateral for the obligations to Wells Fargo under the Wells Fargo Loan and those granted to Wells Fargo in connection with any treasury management or other products and services provided to the Loan Parties and (ii) the fully executed documents and instruments executed and delivered by any Loan Party in connection with any LC Collateral Account;
(c)Agent shall have received such documents, instruments and agreements, including certificates evidencing Collateral consisting of Equity Interests, UCC financing statements or amendments to UCC financing statements, as Agent shall reasonably request to evidence the perfection and priority of the security interests granted to Agent pursuant to Section 4 and pursuant to the terms of the Loan Documents;
(d)The representations and warranties contained in Section 5 or in any Loan Document executed and delivered by any Loan Party shall be true and correct as of the Closing Date and no Default or Event of Default shall have occurred and be continuing as of the Closing Date, or would exist after giving effect to the Initial Advance. The making of the Initial Advance shall be deemed to be a representation and warranty by Borrower on the date of the Initial Advance as to the accuracy of the facts referred to in this Section 3.2;
(e)Evidence of the insurance coverage required by Section 6.8 of this Agreement; and
(f)Such other documents, and completion of such other matters, as Agent may deem necessary or appropriate.
3.3Conditions Precedent to all Advances. So long as the Commitment Termination Date has not yet occurred, any Subsequent Advance is subject to the following conditions:
(a)Satisfaction of all conditions precedent in Section 3.1 and Section 3.2;
(b)Borrower shall have delivered to Agent for the benefit of Lender a Subordination Agreement, release, or estoppel letter, as appropriate, from any Person having an existing Lien on any item of Collateral other than Permitted Liens;
(c)The representations and warranties contained in Section 5 or in any Loan Document executed and delivered by any Loan Party shall be true and correct as of any Subsequent Funding Date and no Default or Event of Default shall have occurred and be continuing as of any Subsequent Funding Date, or would exist after giving effect to such Subsequent Advance. The making of any Subsequent Advance shall be deemed to be a representation and warranty by Borrower on the date of such Subsequent Advance as to the accuracy of the facts referred to in this Section 3.3
(d)In Agent’s reasonable discretion, there has not been any Material Adverse Effect since the Closing Date or any prior Funding Date;
(e)Payment of any outstanding Lender Expenses pursuant to Section 2.5(b) hereof; and
(f)Agent shall have received such other documents, and completion of such other matters, as Agent may reasonably deem necessary or appropriate.
3.4Covenant to Deliver. Borrower agrees (not as a condition but as a covenant) to deliver and cause each Loan Party to deliver to Agent each item required under this Agreement to be delivered to Agent as a condition to each Advance, if such Advance is made. Borrower expressly agrees that the extension of such Advance prior to the receipt by Agent of any such item shall not constitute a waiver by Agent of Borrower’s obligation to deliver such item. Upon Agent’s written request, Borrower shall promptly deliver an executed Note representing any Advance that is then outstanding.

4.Creation of Security Interest
4.1Grant of Security Interest. To secure prompt repayment of any and all Obligations and prompt performance by Borrower of each of its covenants and duties under the Loan Documents, Borrower grants Agent, for itself and as agent for Lenders, a continuing security interest in all presently existing and hereafter acquired or arising Collateral. Subject to any Permitted Liens, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof. This Agreement is intended by the parties to be a security agreement for purposes of the Code.
4.2Duration of Security Interest. Agent’s security interest in the Collateral (whether pledged by Borrower hereunder or by any Loan Party under any Loan Document) shall continue until the payment in full in cash and the satisfaction of all Obligations (other than inchoate indemnity obligations or other obligations that expressly survive termination), whereupon such security interest shall terminate and Agent shall, at Borrower’s sole cost and expense, promptly execute such further documents and take such further actions as may be necessary to effect the release contemplated by this Section 4.2, including duly executing and delivering termination statements for filing in all relevant jurisdictions under the Code.
4.3Possession of Collateral. So long as no Event of Default has occurred and is continuing, Borrower shall remain in full possession, enjoyment and control of the Collateral (except only as may be otherwise required by Agent for perfection of its security interest therein) and shall be entitled to manage, operate and use the same and each part thereof with all the rights and franchises appertaining thereto; provided, however, that the possession, enjoyment, control and use of the Collateral shall at all times be subject to the observance and performance of the terms of this Agreement.
4.4Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Agent for the benefit of Lenders, at the request of Agent, all Negotiable Collateral (having a value in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate) and other documents that Agent may reasonably request, in a form satisfactory to Agent, to perfect and continue the perfection of Agent’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. For the avoidance of doubt, if Borrower acquires a Commercial Tort Claim, Borrower shall promptly notify Agent in a writing signed by Borrower of the general details thereof and upon Agent’s request, Borrower shall promptly, but in no event more than seven (7) Business Days after such request, agree to an amendment to the definition of Collateral in Exhibit A hereto to include such Commercial Tort Claim, such amendment to be in form and substance as required by Agent.
4.5Right to Inspect. Agent (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify any Loan Party’s financial condition or the amount, condition of, or any other matter relating to, the Collateral. Agent shall take such reasonable steps to ensure that Borrower’s business operations are not unduly interrupted.
5.Representations and Warranties
Borrower, on behalf of itself and each Subsidiary, represents, warrants and covenants to Agent and Lenders as follows, which representations, warranties and covenants shall survive the execution and delivery of this Agreement and the providing of Advances pursuant hereto:
5.1Due Organization and Qualification. Each Loan Party is duly formed and existing under the laws of its state of formation and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.
5.2Authority. The execution, delivery, and performance of the Loan Documents are within each Loan Party’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision of such Loan Party’s articles of organization, certificate of formation, operating agreement, certificate of incorporation or other governing documents. No Loan Party is in default under the terms of the Existing Acquisition

Notes and the execution and delivery by each Loan Party of the Loan Documents to which it is a party will not cause a default under any of the Existing Acquisition Notes.
5.3Subsidiaries. Borrower has no Subsidiaries other than as disclosed in Section 2.a of the Perfection Certificate, as may be amended. Except as set disclosed in Section 2.a of the Perfection Certificate, as may be amended, the ownership interests in each Subsidiary is evidenced by a physical certificate which has been delivered to Agent in furtherance of its Lien on the Collateral. Any Subsidiary that is not a Loan Party is an inactive Subsidiary with no ongoing business or operations and does not have any property or assets or maintain any Deposit Accounts or Securities Accounts.
5.4Conflict with Other Instruments, etc. Neither the execution and delivery of any Loan Document to which any Loan Party is a party nor the consummation of the transactions therein contemplated nor compliance with the terms, conditions and provisions thereof will (a) conflict with or result in a breach of any material law or any material regulation, order, writ, injunction or decree of any court or Governmental Authority or (b) result in the creation or imposition of any Lien other than Permitted Liens.
5.5Enforceability. The Loan Documents have been duly executed and delivered by the Borrower and/or any Loan Party that is a party thereto, and constitute legal, valid and binding obligations of Borrower or such Loan Party, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity.
5.6No Prior Encumbrances. Each Loan Party has good and marketable title to the Collateral that it has pledged as security for the Obligations, free and clear of Liens, except for the first priority Lien held by Agent (subject to any Permitted Liens). Each Loan Party has all right to dispose of the Collateral free and clear of all Liens except for Permitted Liens.
5.7Name; Location of Chief Executive Office, Principal Place of Business and Collateral. As of the Closing Date and each date that a Compliance Certificate is to be delivered, (a) in the most recent five (5) years, Borrower has not done business under any name other than that specified on the signature page hereof or as disclosed on the Perfection Certificate, as may be amended, (b) the chief executive office, principal place of business, and the locations where Borrower maintains its records concerning the Collateral are presently located at the address(es) set forth in the Perfection Certificate, as may be amended (c) the tangible property included in the Collateral is presently located at the address(es) set forth in the Perfection Certificate, as may be amended, and (d) the Perfection Certificate is accurate and complete. Except as disclosed in Section 2.f of the Perfection Certificate, as may be amended, no Collateral is in the possession of a bailee or any third party.
5.8Litigation; Governmental Action.  Except as set forth in Section 6 of the Perfection Certificate, there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened by or against any Loan Party involving (i) more than, individually or in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000), (ii) fines, penalties or other sanctions by any Governmental Authority involving more than Two Hundred Fifty Thousand Dollars ($250,000) or (iii) claims for injunctive or equitable relief or any violations of any Securities Laws. No actions or proceedings are pending or, to Borrower’s knowledge, threatened would individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.
5.9Financial Statements. All consolidated financial statements related to the Borrower and its Subsidiaries fairly present in all material respects Borrower’s consolidated financial condition as of the date thereof and consolidated results of operations for the period then ended. On the Closing Date, there has not been a material adverse change in the financial condition of Borrower since the date of the most recent financial statements included with Borrower’s Form 10-Q or any subsequent Form 10-K filed with the SEC (the “Current Financial Statements”).
5.10Solvency. Borrower and its Subsidiaries taken as a whole are not Insolvent.
5.11Taxes. Borrower and each Subsidiary has filed or caused to be filed all tax returns required to be filed, and has paid, or has made adequate provision for the payment of, all taxes before the same become delinquent, other than payments of taxes in an outstanding aggregate amount not to exceed $100,000 or except to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve as shall be required in conformity with GAAP, consistently applied, shall have been made therefor. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s or any Subsidiary’s prior tax years which could result in additional taxes in excess of $100,000 becoming due and payable. Borrower and each Subsidiary have paid all amounts necessary, if any, to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and neither Borrower nor any Subsidiary have withdrawn from participation in, and have not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower or any Subsidiary in excess of $250,000, including any such liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency. The representations in this Section 5.11 are solely as to Borrower and its Subsidiaries and not made as to any customer for whom Borrower provides tax payment and processing services in the ordinary course of business.
5.12Consents and Approvals. No approval, authorization or consent of any trustee or holder of any indebtedness or obligation of any Loan Party or of any other Person under any contract, lease or license or similar document or instrument to which any Borrower or any Subsidiary is a party or by which any Loan Party or any Subsidiary is bound, is required to be obtained by any Loan Party in order to make or consummate the transactions contemplated under the Loan Documents. All consents and approvals of, filings and registrations with, and other actions in respect of, all Governmental Authorities required to be obtained by Borrower in order to make or consummate the transactions contemplated under the Loan Documents have been, or prior to the time when required will have been, obtained, given, filed or taken and are or will be in full force and effect (including any obligation of Borrower to file Form 8-K with the SEC as of the Closing Date).
5.13Intellectual Property. Borrower and each Subsidiary is the sole owner of its Intellectual Property, except for (i) over the counter software and non-customized mass market licenses that are commercially available to the public, (ii) non-exclusive licenses granted by Borrower to its customers or other third parties in the ordinary course of business and (iii) Intellectual Property licensed to Borrower. Section 4 of the Perfection Certificate, as may be amended, lists all of Borrower’s and each Subsidiary’s registered Intellectual Property together with all other Intellectual Property that is material to Borrower’s or any Subsidiary’s business. No Intellectual Property material to Borrower’s business is owned by any Subsidiary that is not a Loan Party. Except as set forth in the Disclosure Schedules, (a) each of the Copyrights, Trademarks and Patents owned by Borrower or any Subsidiary that is material to its business is valid and enforceable, (b) no part of the Intellectual Property owned by Borrower or any Subsidiary that is material to its business has been judged invalid or unenforceable, in whole or in part, and (c) no claim has been made to Borrower or any Subsidiary that any material Intellectual Property violates or infringes the rights of any third party.
5.14Deposit/Security Accounts. All of the Deposit Accounts and Securities Accounts of the Loan Parties are listed on the Disclosure Schedules, as may be amended. Each such account is subject to a Control Agreement in favor of Agent except to the extent required by Section 7.11 of this Agreement.
5.15Environmental Condition. None of Borrower’s or any Subsidiary’s material properties or assets has ever been used by Borrower or any Subsidiary or, to the Borrower’s knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in material compliance with applicable law; to Borrower’s knowledge, none of Borrower’s material properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any material real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any material action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.
5.16Government Consents. Each Loan Party has obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary for the continued operation of Borrower’s business as currently conducted.

5.17Full Disclosure. No representation, warranty or other statement made by any Loan Party in any Loan Document or certificate furnished to Agent or any Lender, taken together with all such certificates and Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such Loan Documents, certificates or statements not misleading, it being recognized by Agent and Lenders that the projections and forecasts provided by Borrowers in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.
5.18Sanctioned Persons. None of Borrower or any of its Subsidiaries, and to Borrower’s knowledge, any of their directors, officers, agents, employees or Affiliates is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department (“OFAC”). Borrower will not directly or indirectly use the proceeds of any Advance or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any United States sanctions administered by OFAC.
5.19Foreign Assets Control Regulations, Etc.
(a)Neither the borrowing of any Advance by Borrower hereunder nor its use thereof will violate (i) the United States Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (iii) Executive Order No. 13,224, 66 Fed Reg 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) (the “Terrorism Order”), (iv) USA PATRIOT ACT, or (v) USA FREEDOM ACT. No part of the Advance will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
(b)Neither Borrower nor any Subsidiary (i) is or will become a “blocked person” as described in Section 1.01 of the Terrorism Order or (ii) engages or will engage in any dealings or transactions, or is otherwise associated, with any such blocked person.
(c)Each of Borrower and any Subsidiary and their Affiliates are in compliance, in all material respects, with the USA PATRIOT ACT and the USA FREEDOM ACT.
5.20Customers. The sales and other transactions underlying or giving rise to each Account that generates Annual Recurring Revenue comply in all material respects with all applicable laws and governmental rules and regulations and all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing Customer’s Accounts are and shall be true and correct in all material respects and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any account debtor who generates more than $100,000 of Annual Recurring Revenue (the “Material Customers”), nor of any of the events, facts or circumstances that would cause any material portion of Borrower’s Annual Recurring Revenue to not be counted toward Annual Recurring Revenue as provided in the definition thereof. Neither Borrower nor any of its Subsidiaries has received written notice from any Governmental Authority of any violation by any Loan Party of any requirement to maintain relevant programs to review its Customers under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT ACT, the USA FREEDOM Act and under the Beneficial Ownership Regulation to the extent the services Borrower provides to such Customers requires such programs.
5.21Data Privacy. Since May 15, 2021, neither Borrower nor any Loan Party has experienced any loss, damage, or unauthorized access, disclosure, use, or breach of privacy or security of any Personal Information in its possession, custody, or control that would have required notice to any third Person (including any Governmental Authority) or parties to any contract under any Data Privacy Laws or any Data Privacy and Security Obligations. Borrower and each of its Subsidiaries is, and has been at all times, in material compliance with any applicable Data Privacy and Security Obligations and Data Privacy Laws (including, to the knowledge of the Responsible Officers, any requirement to make any disclosures and notifications required under any Data

Privacy Laws to the extent any unauthorized access, disclosure, use or breach of privacy or security has occurred). Neither Borrower nor any Loan Party is aware of any fact, circumstance, or condition that would cause such Person to violate its Data Privacy and Security Obligations or any Data Privacy Laws.
5.22Status. Neither Borrower nor any of its Subsidiaries ever has been, is, or, upon the consummation of the transactions contemplated hereby, by any other Loan Document or any related agreements, will be (i) a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code or (ii) a “controlled foreign corporation” within the meaning of Section 957(a) of the Internal Revenue Code.
5.23Other Permitted Amendments to Perfection Certificate and Disclosure Schedules. In addition to those provisions in the Perfection Certificate which Borrower is permitted to amend as expressly set forth in this Section 5, Borrower may also amend the following provisions of the Perfection Certificate: Part A, sections 1, 2, 3, 4 and 5; Part B, sections 7, 8, 9 and 10 (provided that this section may only be so amended to delete items therefrom or to add Liens which fall within, and meet the requirements of, clause (c) of the definition of Permitted Liens), 11, 12 and 13. Borrower may also amend the following provisions of the Disclosure Schedules: Permitted Liens (provided that this Disclosure Schedule may only be amended to delete items therefrom or to add Liens which fall within, and meet the requirements of, clause (c) of the definition of Permitted Liens), and Borrower’s Accounts. All such amendments to the Perfection Certificate or Disclosure Schedules may be made without Agent’s or Lenders’ consent, and shall be made by delivery of an amended Perfection Certificate or Disclosure Schedule (together with, in each case, a copy marked to show changes from the previous version) by email to Agent.
6.Affirmative Covenants
Borrower, for itself and each Loan Party, covenants and agrees that, until the full and complete payment of the Obligations (other than inchoate indemnity obligations) in cash, Borrower shall do all of the following:
6.1Good Standing. Each Borrower and each Loan Party shall maintain its corporate or limited liability company (as applicable) existence and good standing in its jurisdiction of formation and maintain qualification in each other jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Each Loan Party shall maintain in force all licenses, approvals and agreements in all jurisdictions, the loss of which would reasonably be expected to have a Material Adverse Effect.
6.2Government Compliance. Borrower and each Subsidiary shall comply with all applicable federal and state statutes, laws (including any and all reporting and other obligations under any applicable Securities Laws), ordinances and government rules and regulations to which it or its operations is subject, noncompliance with which could reasonably be expected to have a Material Adverse Effect.
6.3Financial Statements, Reports, Certificates. Borrower shall deliver the following to Agent by email to the address specified pursuant to Section 11, and Agent and Lenders shall be entitled to rely on the information contained therein: (a) as soon as available, but in any event within thirty (30) days after the end of each calendar month, Borrower’s consolidated financial statements including a cash flow statement, income statement and balance sheet for the period reported, and certificated by a Responsible Officer(s) in the form attached hereto as Exhibit C-1; (b) as and when filed with the SEC, a copy of Borrower’s 10-Q (or, if no longer required to be filed with the SEC, within forty-five (45) days after the end of each calendar quarter, Borrower’s consolidated financial statements including a cash flow statement, income statement and balance sheet for the period reported); (c) as and when filed with the SEC, a copy of Borrower’s 10-K (or, if no longer required to be filed with the SEC, within one hundred twenty (120) days after the end of Borrower’s fiscal year, audited consolidated financial statements of Borrower in accordance with GAAP, consistently applied), in each case together with an unqualified opinion on the financial statements from Marcum LLP or another independent certified public accounting firm; (d) as soon as available, but in any event within thirty (30) days after the end of Borrower’s fiscal year, an annual operating budget and financial projections (including income statements, balance sheets and cash flow statements) for such fiscal year, presented in a quarterly format, as approved by the Board (the “Approved Budget”); (e) limited on line viewing access of Borrower’s and Subsidiary’s bank or brokerage statements with respect to those Deposit Accounts or Securities Accounts with Goldman Sachs, which are (x) subject to a Control Agreement and (y) represent an aggregate of at least 70% of all funds held in Deposit Accounts or Securities Accounts subject to a

Control Agreement; (f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and prospectuses filed by the Borrower with the SEC and (g) within five (5) days following the release of the Borrower’s quarterly earnings on Form 8-K, a copy of all materials that Borrower provides to its Board in connection with its regularly quarterly meeting of the Board, provided, however, that any materials protected from discovery by the attorney-client privilege or the attorney work product privilege, any materials necessary or advisable in the good faith determination of the Board to avoid a conflict of interest between Borrower, on the one hand, and Agent and Lenders, on the other hand, any trade secrets or any other information whose disclosure would in the Borrower’s reasonable judgment cause any violation of any applicable Securities Laws or constitute material non-public information may be excluded and (g) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages to Borrower or any Subsidiary or fines, penalties or other sanctions by any Governmental Agency exceeding $250,000 (exclusive of claims from Governmental Authorities in the ordinary course of the provision of Borrower’s and its Subsidiaries’ services to Customers), or claims for injunctive or equitable relief or notices from any Governmental Authority threatening to cease any Loan Party’s business operations. Borrower shall provide Agent with a copy of any Board approved changes to any Approved Budget within five (5) Business Days of such approval. Further, during any monthly or periodic phone calls that may occur amongst Borrower and Agent, Borrower shall reasonably endeavor to provide Agent with reasonable information regarding any planned or pending Reseller Acquisitions that are scheduled to occur in the immediately following thirty (30) day period regardless of the proposed acquisition cost of such Reseller Acquisition.
6.4Certificates of Compliance; Perfection Certificate Updates. Each time financial statements are required to be furnished pursuant to Section 6.3(a), (b) and (c) above, there shall be delivered to Agent a certificate signed by a Responsible Officer (each a “Compliance Certificate”) in the form attached hereto as Exhibit C-1 with respect to financial statements delivered under Section 6.3(a) (the “Monthly Compliance Certificate”) and Exhibit C-2 with respect to any other financial statements (the “Quarterly Compliance Certificate). If any information contained in the Perfection Certificate or Disclosure Schedules changes after the Closing Date and if that information relates to a subsection of Section 5 which specifically allows for information in the Perfection Certificate and/or Disclosure Schedules to be updated after the Closing Date, Borrower shall update such information in an amended Perfection Certificate and/or Disclosure Schedule (if applicable) with the Quarterly Compliance Certificate and shall not be required to update this information with the Monthly Compliance Certificate. Borrower shall deliver the Compliance Certificate and updated Perfection Certificate and/or Disclosure Schedules (if any) by email to the address specified pursuant to Section 11, and Agent and Lenders shall be entitled to rely on the information contained therein. If any Material Contract is entered into after the Closing Date, Borrower will provide a copy of such Material Contract with the next scheduled Quarterly Compliance Certificate to be delivered pursuant to this Section 6.4 and will identify it as such in the Quarterly Compliance Certificate.
6.5Notice of Defaults. As soon as possible, and in any event within three (3) Business Days after the discovery of a Default or an Event of Default, notify Agent of the facts relating to or giving rise to such Default or Event of Default and the action which Borrower proposes to take with respect thereto. Borrower shall deliver such notice to Agent by email to the address specified pursuant to Section 11, and Agent and Lenders shall be entitled to rely on the information contained therein.
6.6Taxes. The Loan Parties shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law or imposed upon any properties belonging to it; and each Loan Party will make due and timely payment or deposit of all material related tax payments and withholding taxes required under any applicable laws, including those laws concerning F.I.C.A., F.U.T.A., and state disability, and will, upon request, furnish Agent with proof satisfactory to Agent indicating that Borrower has made such payments or deposits; provided that Borrower need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is fully reserved against by Borrower.
6.7Maintenance. The Loan Parties, at their expense, shall maintain the Collateral in good condition, normal wear and tear and casualty and condemnation excepted, and will comply in all material respects with all laws, rules and regulations to which the use and operation of the Collateral may be or become subject. Such obligation shall extend to repair and replacement of any partial loss or damage to the Collateral, regardless of the cause, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

6.8Insurance.
(a)Loan Parties shall maintain, at their sole cost and expense, with financially sound and reputable insurance companies not affiliates of any Loan Party, insurance with respect to the Collateral, its and its Subsidiaries’ properties and businesses against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, in all cases in amounts acceptable to Agent. All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Agent.
(b)All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Agent, showing Agent for itself and the benefit of Lender as an additional loss payee thereof, and all liability insurance policies shall show Agent for itself and the benefit of Lender as an additional insured and shall specify that the insurer must give at least thirty (30) days’ notice to Agent before canceling its policy for any reason (except for nonpayment, which shall be ten (10) days prior notice). Borrower shall promptly deliver to Agent its current copy of such policies of insurance, evidence of the payments of all premiums therefor and insurance certificates and related endorsements thereto, it being understood that any time there is a change or renewal of insurance, it is Borrower’s obligation to promptly deliver such materials to Agent.
(c)The Loan Parties shall bear the risk of the Collateral being lost, stolen, destroyed, damaged beyond repair, rendered permanently unfit for use, or seized by a Governmental Authority for any reason whatsoever at any time. Proceeds payable under any insurance policy shall, at Agent’s option, be payable to Agent on account of the Obligations
6.9Intellectual Property Rights.
(a)Concurrently with the delivery of each Compliance Certificate for the months ending March 31, June 30, September 30 and December 31 pursuant to Section 6.4, Borrower shall give Agent written notice of: (i) any registration or filing of any Trademark, Copyright or Patent by Borrower or any Subsidiary including the date of such registration or filing, the registration or filing numbers, the location of such registration or filing, and a general description of such registration or filing; (ii) any material change to Borrower’s or any Subsidiary’s material Intellectual Property, but excluding changes to source code, operating manuals and the like made in the ordinary course of business, and (iii) Borrower’s knowledge of an event that could reasonably be expected to materially and adversely affect the value of its or any Subsidiary’s material Intellectual Property.
(b)Agent may audit Borrower’s Intellectual Property to confirm compliance with this Section, provided such audit may not occur more often than once per year, unless an Event of Default has occurred and is continuing. Agent shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that Borrower is required under this Section to take but which Borrower fails to take, after 30 days’ notice to Borrower. Borrower shall reimburse and indemnify Agent for all Lender Expenses incurred in the exercise of its rights under the previous sentence.
6.10Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Section 7.6 hereof, within seven (7) days of the date that Borrower or any Loan Party or any Affiliate thereof forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary as a result of an Approved Acquisition or otherwise, Borrower shall (a) cause such new Subsidiary to provide to Agent the Joinder Agreements and a completed Perfection Certificate in form and substance satisfactory to Agent, (b) provide to Agent appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary (to the extent the same constitutes Collateral), in form and substance satisfactory to Agent, (c) cause such new Subsidiary and each financial institution or bank holding any Deposit Accounts or Securities Accounts in the name of such new Subsidiary to execute and deliver Control Agreements with respect to any Deposit Accounts or Securities Accounts held in the name of any such Loan Party to the extent such Control Agreements would be required pursuant to Section 7.11 of this Agreement, (d) ensure that such Subsidiary would be in compliance with any provisions hereof affecting a Loan Party (including without limitation those provisions of Article VII hereof) and (e) provide to Agent all other documentation in form and substance satisfactory to Agent that in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above, including all documentation and other information which Agent may reasonably request with respect to any new Subsidiary that signs and delivers a Joinder Agreements in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT ACT, the USA FREEDOM Act, an IRS Form W-9 or other applicable tax forms.
6.11Financial Covenants. Borrower and the Loan Parties shall, on a consolidated basis, maintain at all times (a) a Net Cash Position of not less than $0.00 or (b) if in a Net Cash Position of less than $0.00, then (1) not less than $5,000,000.00 of Unrestricted Cash held in Deposit Accounts or Securities Accounts (the “Liquidity Provision”); provided that no more than two (2) times during any calendar year, the Liquidity Provision may be at a threshold of not less than $3,000,000 of Unrestricted Cash held in Deposit Accounts or Securities Accounts for a period of not more than fifteen (15) Business Days so long as (y) such shortfall is solely as the result of funding deficits in Customer Funds Accounts in the amounts and in the manner contemplated by Section 7.11(b) hereof and (z) as of the last day of each calendar quarter the Liquidity Provision is restored to not less than $5,000,000.00 of Unrestricted Cash held in Deposit Accounts or Securities Accounts and (2) an ARR Ratio as of the last day of each calendar quarter of no less than (i) 0.70:1.00 at all times between the Closing Date and the twenty-four (24) month anniversary of the Closing Date and (ii) 0.60:1.00 at all times thereafter.
6.12Further Assurances. At any time and from time to time the Loan Parties shall execute and deliver such further instruments and take such further action as may reasonably be requested by Agent to effect the purposes of this Agreement.
6.13Beneficial Ownership; KYC of Customers. Each Loan Party shall at all times maintain relevant programs to review its Customers under any applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT ACT, the USA FREEDOM Act and under the Beneficial Ownership Regulation (including any obligation to obtain any beneficial ownership certification to the extent any Customer constitutes a “legal entity customer” under the Beneficial Ownership Regulation) and each Loan Party shall comply in all material respects with any obligations to review the status of any Customers to whom the services a Loan Party provides would require such review and in such case, obtain diligence in compliance with the terms of any of the foregoing regulations as and when required pursuant to the terms thereof. No Loan Party shall knowingly offer services or otherwise knowingly accept any Customers who fail to comply with the foregoing regulations (provided that such requirement shall not be construed to apply to any Acquisition Target prior to the closing of such Acquisition or for a period of one (1) year following the closing of such Acquisition unless any Loan Party has received written notice from any applicable Governmental Authority informing such Loan Party of a violation or alleged violation of any of the foregoing regulations, in which case such Loan Party shall ensure compliance by such Acquisition Target as and when required by such Governmental Authority).
6.14Delivery of Third-Party Agreements.  Within sixty (60) days following the Closing Date, Borrower shall obtain and deliver to Agent a Landlord Subordination and Access Agreement (with respect to (i) Borrower’s headquarters at 3700 N Capital of Texas, Highway #350, Austin, Texas 78746 and (ii) 11248 John Galt Boulevard, Omaha, Nebraska 68137 in form and substance satisfactory to Agent. In addition, in the event that Borrower shall enter into a new lease with respect to a new or additional operating location after Closing Date and such lease is entered into with respect to Borrower's headquarters, then Borrower shall, within sixty (60) days following the execution of such lease, obtain and deliver to Agent a Landlord Subordination and Access Agreement with respect to such new lease, in form and substance satisfactory to Agent.
6.15Privacy and Data Security. The Loan Parties and their Subsidiaries shall, at all times, remain in material compliance with all applicable Data Privacy Laws and Data Privacy and Security Obligations.
6.16Deposit Accounts/Securities Accounts. Prior to any Loan Party opening any Deposit Account or Securities Account after the Closing Date other than one which would constitute an LC Collateral Account, a Customer Funds Account or an Uncontrolled Account, Borrower shall first notify Agent and not deposit any funds or securities into such account until such account is subject to a Control Agreement in favor of Agent, whereupon, Borrower shall update the Disclosure Schedules to include such new account.
7.Negative Covenants
Borrower, for itself and each Loan Party, covenants and agrees that until the full and complete payment of the Obligations (other than inchoate indemnity obligations) in cash and termination of the Commitment, no Loan Party will do any of the following:

7.1Chief Executive Office; Location of Collateral. During the continuance of this Agreement, change the state of formation, chief executive office or principal place of business or remove or cause to be removed, except in the ordinary course of Borrower’s business, any material portion of the Collateral or the records concerning the Collateral from the premises listed in the Perfection Certificate without twenty (20) days prior written notice to Agent, provided that any such removal may not be to a location outside of the United States without Agent’s prior written consent.
7.2Extraordinary Transactions and Disposal of Assets.
(a)Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Permitted Licenses; (ii) exclusive licenses as to a single territory (other than the United States) or market segment (outside the United States) in the ordinary course of Borrower’s business; (iii) Transfers of surplus, worn-out or obsolete Equipment; (iv) uses of cash and Cash Equivalents not prohibited under this Agreement or (v) transfers of assets among Borrower or any of its Subsidiaries that would be permitted under Section 7.3(b) (collectively, the “Permitted Transfers”).
7.3Restructure.
(a)Borrower shall not: (i) without providing not less than twenty (20) days advance written notice to Agent, change Borrower’s name or jurisdiction of formation, or permit any Subsidiary to do the same, (ii) suspend operation of Borrower’s business or permit any Subsidiary to suspend operations of its business, (iii) engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and its Subsidiaries, and any business substantially similar or related thereto; (iv) experience a departure of a Responsible Officer, without providing Agent a written notice within 10 days after the occurrence of such departure (which notice may be delivered by virtue of Borrower forwarding an Form 8-K filed with the SEC and referencing that the same involved the departure of a Responsible Officer); (v) without Agent’s prior written consent, change the date on which its fiscal year ends; (vi) subject to Section 7.3(c), permit any Subsidiary to liquidate or dissolve; (vii)  permit any Subsidiary to enter into any transaction or series of related transactions in which Borrower does not, directly or indirectly, hold ownership of all Equity Interests in such Subsidiary or (viii) issue any Disqualified Stock or other Equity Interest that gives the holder of such Equity Interest any right to redemption, distributions or priority of distribution in the event of any liquidation beyond those granted to the holders of the Borrower’s common stock. No Loan Party that is a limited liability company shall enter into any plan of division or otherwise divide all or any portion of any limited liability company which is a Loan Party pursuant to Section 18-217 of the Delaware limited liability company act or any similar provision applicable to limited liability companies not domiciled in Delaware.
(b)Notwithstanding anything set forth in this Agreement and provided no Default or Event of Default shall have occurred or be continuing or would otherwise result from any such transaction permitted in clauses (i), (ii) or (iii) of this Section 7.3(b) (each a “Permitted Restructure Event”), (i) Borrower or any Subsidiaries may consummate a merger between Loan Parties, provided, that Borrower must be the surviving entity of any such merger to which it is a party, (ii) any Subsidiary may liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving; and (iii) any Subsidiary may transfer any of its assets to Borrower or another Subsidiary so long as such Subsidiary is also a Loan Party. With respect to any Permitted Restructure Event, (w) Borrower shall give Agent written notice of any such proposed transfer or contribution at least thirty (30) days prior to the date thereof; (x) the Loan Party who receives any contributed Equity Interests or other assets delivers a Joinder and Reaffirmation with respect to the Guarantor Pledge Agreement to which it is a party in substantially the form of the Joinder Agreement attached as an exhibit thereto reaffirming its obligations under the Guarantor Pledge Agreement and updating the same to reflect the then-current Equity Interests held by such Loan Party; (y) Borrower shall have furnished to Lender all necessary consents of the Board and any other members and other third parties with respect to the consummation of such Permitted Restructure Event together with any amendments to any governance documents of such Loan Party, as applicable; and (z) Borrower shall pay and reimburse Agent and each Lender for any and all reasonable Lender’s Expenses involved in the review of any Permitted Restructure Event.

(c)Notwithstanding anything set forth in this Agreement, Borrower may dissolve any Subsidiary that is in existence but not a Loan Party as of the Closing Date so long as (a) at the time of dissolution, such Subsidiary meets the requirements set forth in Section 7.4 with respect to such Subsidiary and shall no longer be engaged in any business operations following such dissolution; (b) any property or assets of such Subsidiary, if any, at the time of dissolution shall be transferred or distributed to Borrower or another Loan Party (other than Transfers that would otherwise constitute Permitted Transfers under this Agreement), and all cash or Cash Equivalents of such Subsidiary shall be transferred to Deposit Accounts subject to Control Agreement in favor of Agent and (c) Borrower shall provide Agent with all documents and instruments evidencing the dissolution of any such Subsidiary Associated within ten (10) Business Days following the dissolution thereof.
7.4Liens/Negative Pledge. Without Agent’s prior written consent, create, incur, assume or suffer to exist any Lien with respect to any of Borrower’s or any Subsidiary’s property (other than the LC Collateral Accounts in compliance with the terms hereof, including Section 7.11), including Intellectual Property, or assign or otherwise convey any right to receive income, or permit any of its Subsidiaries to do so, except for Permitted Liens, or, after the Closing Date, enter into any agreement with any Person other than Agent that prohibits Borrower from granting a security interest in, or otherwise encumbering, any of its property, or permit any Subsidiary to do so. Each Subsidiary that is in existence but not a Loan Party as of the Closing Date shall at all times remain an inactive Subsidiary without any ongoing business or operations and shall not have any property or assets or maintain any Deposit Accounts or Securities Accounts or otherwise grant any Lien to any other Person in any property or assets.
7.5Indebtedness. Create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness without Agent’s prior written consent. In no event shall any Existing Acquisition Note or Approved Acquisition Subordinated Note be amended or modified or any of the terms, covenants or conditions related to such Indebtedness or Earn-Outs be amended, modified or supplemented without Agent’s prior written consent (other than in the case of working capital adjustments, Earn-Outs that are added to the outstanding principal balance of any Approved Acquisition Financing and other negotiated adjustments, in each case as set forth in and in accordance with the terms of the definitive documentation for any Approved Acquisition); provided that any Loan Party may amend or modify the terms of any Existing Acquisition Note or Approved Acquisition Subordinated Note without Agent consent to provide for any prepayments of principal to the extent expressly permitted under this Section 7.5. No Loan Party shall make any payment of principal or interest (including any prepayment that may otherwise be permitted under this Section 7.5) on account of any Approved Acquisition Financing if a Default or Event of Default has occurred and is continuing or would otherwise result from the making of any such payment or if Borrower shall be fail to be in compliance with the financial covenants set forth in Section 6.11 hereof on a proforma basis after giving effect to such payment, and in all events no Loan Party may make any prepayment of any amounts due under any Approved Acquisition Financing unless Agent shall have consented to the same in writing prior to the making of such prepayment; provided, however (i) settlements of claims, including indemnification claims, with sellers of Approved Acquisitions that result in a reduction in the outstanding principal balance of the Approved Acquisition Financing shall not constitute a prepayment and (ii) so long as no Default or Event of Default has occurred and is continuing, any Loan Party may amend or modify the terms of the same without Agent consent to allow for any prepayments to the extent that all prepayments which the Loan Parties have collectively made or are bound by the terms of any Approved Acquisition Financings to make do not exceed $2,000,000 in the aggregate in any calendar year (and in all events the making of any such prepayment shall be subject to the requirements to any payment of principal or interest on any Approved Acquisition Financings otherwise set forth in this Section 7.5). Within ten (10) days of the effective date of any amendment to an Existing Acquisition Note or Approved Acquisition Subordinated Note, Borrower shall provide a copy of such amendment to Agent.
7.6Investments. Make any Investment other than a Permitted Investment without Agent’s prior written consent.
7.7Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any Equity Interests of Borrower, or permit any of its Subsidiaries to do so (any of the foregoing, a “Distribution”), except that (a) Borrower may repurchase the capital stock of former employees, officers, directors or other service providers pursuant to repurchase agreements (i) if the Board has approved such repurchase, (ii) if applicable, by the cancellation of Indebtedness owed by such former employees, officers, directors or other service providers to Borrower regardless of whether an Event of Default exists; (b)

Subsidiaries may pay Distributions to Borrower (either directly or indirectly) or any other Subsidiary that is party to a Joinder Agreement and (c) Borrower may make Distributions so long as no Default or Event of Default has occurred and is continuing or would otherwise result from the making of any such Distribution and the making of any such Distribution shall not cause Borrower to fail to be in compliance with the financial covenants set forth in Section 6.11 hereof on a proforma basis after giving effect to such Distribution.
7.8Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower after the Closing Date except for (i) ordinary course compensatory transactions and agreements (including employment agreements and benefit plans) with officers and directors, including the Responsible Officers, (ii) transactions that are in the ordinary course of Borrower’s business, on terms no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (iii) transactions between or among Borrower and its Subsidiaries that are a party to a Joinder Agreement and (iv) other transactions approved by Agent in writing.
7.9Stock Certificates. For any Subsidiary for which Borrower’s ownership interest is not evidenced by a certificate, Borrower shall not allow such Subsidiary to certificate such ownership interest without Agent’s prior written consent, which consent may be conditioned upon requiring such Subsidiary to execute and deliver a Collateral Pledge Agreement satisfactory to Agent.
7.10Compliance. Become an “investment company” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Advance for that purpose; except as could not be reasonably expected to have a Material Adverse Effect, fail to meet the minimum funding requirements of ERISA with respect to any Pension Plan or permit a Reportable Event (within the meaning of Section 4043(c) of ERISA) or a Prohibited Transaction (as such term is defined in Section 4975 of the Internal Revenue Code) to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation or permit any of its Subsidiaries to do so, if the violation could reasonably be expected to have a Material Adverse Effect.
7.11Deposit Accounts. Maintain any Deposit Accounts or Securities Accounts in the name of Borrower or any Subsidiary except accounts respecting which Agent has obtained a Control Agreement other than payroll, employee benefits, zero balance and similar accounts opened in the ordinary course of business; provided as follows:
(a)no LC Collateral Account or Deposit Account securing an LC Line of Credit shall be required to be subject to a Control Agreement so long as (i) the aggregate amount held in all LC Collateral Accounts shall not exceed $3,000,000; (ii) no LC Collateral Account shall hold any funds or assets other than cash or Cash Equivalents used as security for any LC Line of Credit and which shall solely be segregated cash held in deposit accounts pledged to the lenders under such LC Lines of Credit in an amount not to exceed 103% of the commitment under the applicable LC Line of Credit and (iii) the total commitments under the LC Lines of Credit and those amounts held in LC Collateral Accounts shall satisfy any requirements set forth in item (j) of the definition of Permitted Indebtedness; and
(b)no Customer Funds Accounts shall be required to be subject to a Control Agreement so long as (i) any such Customer Funds Account is solely utilized for the purpose of holding cash or Cash Equivalents on behalf of any Customers for which Borrower or any Subsidiary for purposes of making tax payments and/or other payments on behalf of Customers; (ii) no property or assets of any Borrower or any Loan Party are held in any such Customer Funds Accounts in excess of $250,000 at any time in any individual Customer Fund Account and $2,000,000 in the aggregate at any time in all Customer Funds Accounts, in each case for a period of time not to exceed fifteen (15) Business Days and solely for the purpose of avoiding non-sufficient funds or other shortfalls in such Customer Funds Accounts to the extent utilized to make payments of the type described in the definition of Customer Funds Accounts; (iii) to the extent any and all interest or other returns earned on the investment of such cash or Cash Equivalents in any such account are withdrawn from any Customer Funds Accounts, then such amounts shall be remitted to a Deposit Account that is subject to a Control Agreement and (iv) any losses or deficits in any funds held on behalf of Customers in Customer Funds Accounts as a result of any investments made by any Loan Party in such funds shall be replenished or replaced prior to the time at which any such funds are required to be disbursed to any third party;
(c)no other Uncontrolled Accounts shall be required to be subject to a Control Agreement so long as (i) such account is a payroll, employee benefits, zero balance and similar account opened in the ordinary course of business or otherwise maintains a balance of no greater than $100,000 at all times (provided that any accounts utilized for payroll may hold funds in excess of $100,000 during the period beginning two (2) days prior to the date on which payroll is issued to employees from such account and ending three (3) days after such payroll issuance date); (ii) the aggregate amount of cash and Cash Equivalents held in Uncontrolled Accounts shall not in the aggregate exceed ten percent (10%) of the cash and Cash Equivalents shown on the Borrower’s then-current consolidated financial statements at all times (including any period during which the balance in any Uncontrolled Account is in excess of $100,000.00 as permitted under this Section 7.11(c)) and (iii) no Uncontrolled Account shall be pledged as collateral security for any other obligations of any Loan Party or subject to any control agreements in favor of any other Person.
8.Events of Default
Any one or more of the following events shall constitute an “Event of Default” under this Agreement:
8.1Payment Default. If Borrower or any Loan Party fails to pay, when due, any of the Obligations required under the terms of the Loan Document; provided, however, that Borrower shall not be deemed to be in default on account of any late payment to be made through an ACH Debit Consent if and for so long as such late payment was caused by a failure by Agent to initiate an ACH transaction; and provided further, if any payment to be made through an ACH Debit Consent cannot be processed by ACH Debit Consent other than due to a failure by Agent to initiate an ACH transaction or the unavailability of funds, then Agent shall notify Borrower in writing, which notice shall contain wire transfer instructions, and Borrower shall make payment by wire transfer within one (1) Business Day of delivery of such notice (and any such payment shall be deemed to have been paid when due).
8.2Certain Covenant Defaults. Any failure to perform any obligation under Section 4.4, Section 6.3, Section 6.4, Section 6.5, Section 6.8, Section 6.9(a), Section 6.11, and Section 6.13 or violates any of the covenants contained in Section 7 of this Agreement.
8.3Other Covenant Defaults. If Borrower or any Loan Party fails or neglects to perform or observe any other material term, provision, condition, or covenant, or if any representation or warranty made by Borrower becomes untrue, in each case contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower or any Loan Party and Agent or Lenders and as to any default under such other term, provision, condition, covenant, representation or warranty that can be cured, has failed to cure such default within thirty (30) days after Borrower receives notice thereof or any Responsible Officer of Borrower becomes aware thereof.

8.4Material Adverse Effect. If there occurs any circumstance or circumstances that has or could reasonably be expected to have a Material Adverse Effect.
8.5Attachment. If any material portion of the Collateral is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or Person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower or any Subsidiary is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s or any Subsidiary’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s or such Subsidiary’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof; provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contesting by Borrower or its Subsidiary.
8.6Other Agreements. If there is a default under any agreement to which Borrower or a Subsidiary is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to demand payment of or accelerate the maturity of any Indebtedness in excess of One Million Dollars ($1,000,000).
8.7Judgments. If there is entry of a judgment or judgments against Borrower or any Subsidiary for the payment of money in an amount, individually or in the aggregate, of at least One Million Dollars ($1,000,000) which is not satisfied within thirty (30) days of its entry.
8.8Misrepresentations. If any material misrepresentation or material misstatement exists now, when made or when deemed made in any written warranty, representation, statement, certificate, or report made to Agent or any Lender by any Loan Party or any Responsible Officer of Borrower or any Loan Party.
8.9Enforceability. If any Loan Document shall in any material respect cease to be, or Borrower asserts that any Loan Document is not a legal, valid and binding obligation of Borrower or any Loan Party that is a party thereto, enforceable in accordance with its terms except for the termination of such Loan Document pursuant to its terms. If any Subordination Provision shall in any material respect cease to be a legal, valid and binding obligation of the obligee or payee thereunder except for the termination of such Subordination Provision pursuant to its terms.
8.10Management Change. The occurrence of a material change in management control, directly or indirectly, of Borrower or any of its Subsidiaries whereby Patrick Goepel fails to serve as the Borrower’s Chief Executive Officer and the Board has not appointed a successor within ninety (90) days following such cessation of service by such individual.
8.11Involuntary Bankruptcy. If any Insolvency Proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any Loan Party or any property or assets thereof in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee (or similar official) of Borrower or for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of forty-five (45) consecutive days or such court shall enter a decree or order granting the relief sought in such proceeding.
8.12Voluntary Bankruptcy or Insolvency. If Borrower or any Subsidiary shall commence an Insolvency Proceeding against any Loan Party or any property or assets thereof or shall consent to the entry of an order for relief in an involuntary case under any under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian (or other similar official) of any Loan Party or for any part of its property, or shall make a general assignment for the benefit of creditors, or shall take any corporate action in furtherance of any of the foregoing.
8.13Insolvency. If Borrower and its Subsidiaries taken as a whole become Insolvent.
9.Agent and Lenders’ Rights and Remedies

9.1Rights and Remedies. Upon the occurrence and during the continuance of any Event of Default, Agent shall have the rights, options, duties and remedies of a secured party as permitted by, and in accordance with, applicable law and, in addition to and without limitation of the foregoing, Agent may (and not any Lender without Agent’s written consent), at its election, without notice of election and without demand, do any one or more of the following at the direction of the Required Lenders, all of which are authorized by Borrower:
(a)Declare all Obligations, whether evidenced by this Agreement, or by any of the other Loan Documents, including the outstanding principal amount of, and accrued interest on, each Advance, immediately due and payable and terminate the Commitment (provided that upon the occurrence of an Event of Default described in Section 8.11 or 8.12 all Obligations shall become immediately due and payable and the Commitment shall terminate without any action by Agent);
(b)Make such payments and do such acts as Agent considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Agent so requires, and to make the Collateral available to Agent as Agent may designate. Borrower authorizes Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien which in Agent’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith; with respect to any of Borrower’s owned premises, Borrower hereby grants Agent, subject to any rights of third parties, a license to enter into possession of such premises and to occupy the same, without charge in order to exercise any of Agent’s rights or remedies provided herein, at law, in equity, or otherwise;
(c)Set off and apply to the Obligations any and all Indebtedness at any time owing to or for the credit or the account of Borrower;
(d)Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Agent is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use or sublicense the use of, without charge, Borrower’s labels, Patents, Copyrights, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, selling any Collateral and allowing for any resale of such Collateral, and, otherwise, in connection with Agent’s exercise of its rights under this Section 9.1. Borrower’s rights under all licenses and all franchise agreements shall inure to Agent’s benefit;
(e)Deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreement providing control of any Collateral:
(f)Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Agent determines are commercially reasonable; and
(g)Agent may credit bid and purchase at any public sale.
Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.
9.2Waiver by Borrower. Upon the occurrence and during the continuance of an Event of Default, to the extent permitted by law, Borrower covenants that it will not at any time insist upon or plead, or in any manner whatever claim or take any benefit or advantage of, any stay or extension of law now or at any time hereafter in force, nor claim, take nor insist upon any benefit or advantage of or from any law now or hereafter in force providing for the valuation or appraisement of the Collateral or any part thereof prior to any sale or sales thereof to be made pursuant to any provision herein contained, or to the decree, judgment or order of any court of competent jurisdiction; nor, after such sale or sales, claim or exercise any right under any statute now or hereafter made or enacted by any state or otherwise to redeem the Property so sold or any part thereof, and, to the full extent legally permitted, except as to rights expressly provided herein, hereby expressly waives for itself and on behalf of each and every Person, except decree or judgment creditors of Borrower acquiring any interest in or title to the Collateral or any part thereof subsequent to the date of this Agreement, all benefit and advantage of any such law or laws, and covenants that it will not invoke or utilize any such law or laws or otherwise hinder, delay or impede the execution of any power herein granted and delegated to Agent, but will suffer and permit the execution of every such power as though no such power, law or laws had been made or enacted.
9.3Effect of Sale. Subject to applicable law, any sale, whether under any power of sale hereby given under this Article 9 or by virtue of judicial proceedings, shall operate to divest all right, title, interest, claim and demand whatsoever, either at law or in equity, of Borrower in and to the Property sold, and shall be a perpetual bar, both at law and in equity, against Borrower, its successors and assigns, and against any and all Persons claiming the Property sold or any part thereof under, by or through Borrower, its successors or assigns. The timing of any foreclosure sale of Collateral shall be deemed reasonable provided that Agent gives at least 10 days advance notice of the initial date set for such foreclosure sale.
9.4Power of Attorney in Respect of the Collateral. Borrower does hereby irrevocably appoint Agent (which appointment is coupled with an interest) effective only on the occurrence and during the continuance of an Event of Default, the true and lawful attorney in fact of Borrower with full power of substitution, for it and in its name: (a) to ask, demand, collect, receive, receipt for, sue for, compound and give acquittance for any and all rents, issues, profits, avails, distributions, income, payment draws and other sums in which a security interest is granted under Section 4 with full power to settle, adjust or compromise any claim thereunder as fully as if Agent were Borrower itself, (b) to receive payment of and to endorse the name of Borrower to any items of Collateral (including checks, drafts and other orders for the payment of money) that come into Agent’s possession or under Agent’s control, (c) to make all demands, consents and waivers, or take any other action with respect to, the Collateral, (d) in Agent’s discretion to file any claim or take any other action or proceedings, either in its own name or in the name of Borrower or otherwise, which Agent may reasonably deem necessary or appropriate to protect and preserve the right, title and interest of Agent in and to the Collateral, (e) to sign an amendment to any Loan Document if Borrower is obligated, but fails, to do so, or (f) to otherwise act with respect thereto as though Agent were the outright owner of the Collateral.
9.5Lender Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities within the time periods required under the terms of this Agreement and if there is no such time period, within thirty (30) days of the date such payment is due, then Agent (or a Lender with Agent’s consent) may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves as Agent or such Lender, as applicable, deems necessary to protect Agent and Lender from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.8 of this Agreement, and take any action with respect to such policies as Agent or such Lender, as applicable, deems prudent. Any amounts paid or deposited by Agent or such Lender, as applicable, shall constitute Lender Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Agent or such Lender shall not constitute an agreement by Agent or any Lender to make similar payments in the future or a waiver by Agent of any Event of Default under this Agreement.
9.6Remedies Cumulative. Agent’s and each Lender’s rights and remedies under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. Agent and Lenders shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity, provided however, that Lender must first obtain Agent’s written consent before exercising any such rights and remedies. No exercise by Agent or Lenders (to the extent authorized by Agent) of one right or remedy shall be deemed an election, and no waiver by Agent, for itself or on behalf of Lenders, of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Agent or Lenders shall constitute a waiver, election, or acquiescence by such party.
9.7Reinstatement of Rights. If Agent (or a Lender with Agent’s written consent) shall have proceeded to enforce any right under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely, then and in every such case (unless otherwise ordered by a court of competent jurisdiction), Agent and Lenders shall be restored to their former position and rights hereunder with respect to the Property subject to the security interest created under this Agreement.
9.8Share Collateral. Borrower recognizes that Agent may be unable to effect a public sale of any or all the Collateral comprising shares of Borrower’s Subsidiaries (the “Shares”), by reason of certain prohibitions contained in any Securities Laws, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof or other applicable restrictions. Borrower acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Agent or any other holder of the Shares shall be under no obligation to delay a sale of any of the Shares for the period of time necessary to permit the issuer thereof to register such securities for public sale under any Securities Laws or under applicable state or foreign securities laws.
9.9Distribution of Collateral Proceeds. From and after the date on which Agent has taken any action pursuant to this Article 9 and until all Obligations have been paid in full in cash, any and all proceeds received by Agent or any Lender from any disposition of any Collateral or the exercise of any other remedy by Agent or any Lender, shall be applied as follows:

First, to that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including reasonable fees, charges and disbursements of counsel to the Agent) due to the Agent in its capacity as such, until paid in full;
Second, to all Advances made by Agent or any Lender to protect, preserve or defend the Collateral until repaid in full;
Third, to that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, fees and other Obligations expressly described below) payable to the Lenders ratably among the Lenders in proportion to the respective interests until paid in full;
Fourth, to that portion of the Obligations constituting accrued and unpaid interest due pursuant to Section 2.7(b) on the Outstanding Principal Balance and other Obligations, ratably among the Lenders in proportion to the respective interests until paid in full;
Fifth, to that portion of the Obligations constituting unpaid Non-Utilization Fees ratably among the Lenders in proportion to their respective interests until paid in full;
Sixth, to that portion of the Obligations constituting the Final Payment Fee ratably among the Lenders in proportion to their respective funded Advances until paid in full;
Seventh, to that portion of the Obligations constituting unpaid principal on the Outstanding Principal Balance, ratably among the Lenders in proportion to the respective interests until paid in full;
Eighth, to all other Obligations that are due and payable to the Agent and the other Lenders, or any of them, on such date, ratably among the Lenders in proportion to the respective interests until paid in full; and
Last, the balance, if any, to the Borrowers or as otherwise required by applicable law.
10.Waivers; Indemnification
10.1Demand; Protest. Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, and any other notices relating to the Obligations or Agent’s and/or Lenders’ rights and remedies hereunder.
10.2Liability for Collateral. So long as Agent complies with its obligations, if any, under Section 9207 of the Code, neither Agent nor any Lender in any way or manner shall be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.
10.3Indemnification.
(a)General Indemnity. Borrower shall pay, indemnify, and hold Agent and each Lender, and each of their officers, directors, employees, partners, agents, counsel and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including Lender Expenses and reasonable attorney’s fees) of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and any other Loan Documents (other than claims by or between Agent and/or any Lender relating to Article 12 hereof), or the transactions contemplated hereby and thereby, and with respect to any investigation, litigation or proceeding (including any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, dissolution or relief of debtors or any appellate proceeding) related to this Agreement or the Advances or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities arising from solely the gross negligence or willful misconduct of such Indemnified Person as determined by a court of competent jurisdiction in a final, non-appealable judgment.
(b)Defense. At the election of Agent, Borrower shall defend such Indemnified Persons in connection with the Indemnified Liabilities, using a single legal counsel satisfactory to Agent (and, in the event of a conflict of interest acknowledged by such legal counsel between the Indemnified Persons, additional legal counsel), at the sole cost and expense of Borrower. All indemnity amounts owing under this Section 10.3 shall be paid within thirty (30) days after written demand.
11.Notices
11.1Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which shall be sent by e-mail) shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested, by e-mail or by prepaid facsimile to Borrower, to Agent or to Lender, as the case may be, at their respective addresses set forth below:

If to Borrower:    Asure Software, Inc.
3700 N. Capital of Texas Hwy, Suite 350
Austin, Texas 78746
Attn: Patrick Goepel
EMAIL: pat.goepel@asuresoftware.com

    With a copy to:            Cozen O’Connor
    (which shall not constitute notice) 33 South Sixth Street
                    Suite 3800
                    Minneapolis, MN 55402
                    Attn: Katheryn A. Gettman, Esq.
EMAIL: kgettman@cozen.com

If to Agent:    Ocean II PLO LLC
400 Oyster Point Blvd., Suite 229
South San Francisco, CA 94080

Attn: Todd M Jaquez-Fissori
EMAIL: todd@structuralcapital.com

With a copy to:            Thompson Coburn, LLP
(which shall not constitute notice)    10100 Santa Monica Blvd., Suite 500
                Los Angeles, CA 90067
                Attn: Jennifer A. Post, Esq.
EMAIL: jpost@thompsoncoburn.com

If to a Lender:    At such address provided immediately below such Lender’s signature to this Agreement

    The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.
12.    AGENT PROVISIONS
12.1     Appointment and Authorization.
(a)Each Lender hereby irrevocably appoints Agent to act on its behalf as the administrative agent and collateral agent under the Loan Documents, and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms of any of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Should any Lender obtain possession or control of any such Collateral, such Lender shall be deemed to hold such Collateral for the benefit of Agent and each other Lender, shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent.
(b)Each Lender hereby authorizes Agent, on behalf of and for the benefit of Lender, to enter into any of the Loan Documents as secured party, and as Agent for and representative of Lender thereunder, and each Lender agrees to be bound by the terms of each such document; provided that Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any such document or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Loan Document), in the case of each of clauses (i) and (ii) without the prior consent of Required Lenders (or, if required pursuant to Section 13.4, all Lenders); provided further, however, that, without further written consent or authorization from Lenders, Agent may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral that is the subject of a Transfer of assets permitted by this Agreement or to which Required Lenders have otherwise consented, (b) release any party from a Joinder Agreement if all of the Equity Interests of such party are Transferred to any Person (other than an Affiliate of Borrower or a Loan Party) pursuant to a Transfer permitted hereunder or to which Required Lenders have otherwise consented, or (c) subordinate the Liens of Agent, on behalf of Lenders, to any Permitted Liens or (d) release all Liens in accordance with Section 2.4. Anything contained in any of the Loan Documents to the contrary notwithstanding, Borrower, Agent and each Lender hereby agree that (1) no Lender shall have any right individually to realize upon any of the Collateral under or otherwise enforce any Loan Document, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by Agent for the benefit of Lenders and Agent in accordance with the terms thereof, and (2) in the event of a foreclosure by either on any of the Collateral pursuant to a public or private sale, either Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Agent at such sale. Without limiting the generality of the foregoing, Agent is hereby expressly authorized to execute any and all documents (including releases) with respect to (i) the Collateral and the rights of Lenders with respect thereto, as contemplated by and in accordance with the provisions of the Loan Documents, and (ii) any other Subordination Agreement with respect to any junior or Subordinated Debt.

12.2     Agent in Individual Capacity; Lender as Agent. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as Agent hereunder in its individual capacity. The exculpatory provisions contained in this Section 12 shall not relieve a Person acting as Agent from its obligations as a Lender to the extent that such Agent is also a Lender.
12.3     Exculpatory Provisions. The Agent shall have no duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, the Agent shall not:
(a)be subject to any fiduciary or other implied duties, regardless of whether any Default or any Event of Default has occurred and is continuing;
(b)have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders, provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and
(c)except as expressly set forth in the Loan Documents, have any duty to disclose, and the Agent shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as the Agent or any of its Affiliates in any capacity.
Agent shall (i) provide Lenders a copy of material written information its receives from Borrower promptly on receipt, it being understood that Agent anticipates that there will be a significant amount of email correspondence, much of which will not be material and therefore will not be relayed to Lenders, and (ii) endeavor to keep Lenders generally apprised of important non-written information Borrower communicates to Agent.
12.4    Limitation of Liability.
(a)Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders or as the Agent shall believe in good faith shall be necessary, under the circumstances or (ii) in the absence of its own gross negligence or willful misconduct.
(b)Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with the Loan Documents, (ii) the contents of any certificate, report or other document delivered under any of the Loan Documents, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any of the Loan Documents, (iv) the validity, enforceability, effectiveness or genuineness of any of the Loan Documents or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 3 or elsewhere in the Loan Documents, other than to confirm receipt of items expressly required to be delivered to the Agent.
(c)Agent may rely, and shall be fully protected in acting, or refraining to act, upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document that it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of emails, cables, telecopies and telexes, to have been sent by the proper party or parties. In the absence of its gross negligence or willful misconduct, Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to Agent and conforming to the requirements of any of the Loan Documents. Agent may consult with counsel, and any opinion or legal advice of such counsel shall be full and complete authorization and protection in respect of any action taken, not taken or suffered by Agent under any of the Loan Documents in accordance therewith. Agent shall have the right at any time to seek instructions concerning the administration of the Collateral from any court of competent jurisdiction. Agent shall not be under any obligation to exercise any of the rights or powers granted to Agent by the Loan Documents at the request or direction of any Lender unless Agent shall have been provided by such Lender with adequate security and indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction, and then, only to the extent that such Lender has the right under the applicable Loan Document to direct Agent to act.
12.5 Exculpation. Each Lender acknowledges that neither Agent nor any other Lender has made any representation or warranty to it, and that no act by any Agent or other Lender hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent or such Lender to any other Lender as to any matter, including whether there has been disclosure of material information in their possession. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon the Loan Documents, any related agreement or any document furnished thereunder.
12.6Indemnification. The Lenders agree to indemnify Agent in its capacity as such (to the extent not reimbursed by the Loan Parties and without limiting the obligation of the Loan Parties to do so), ratably according to their respective Commitment, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Obligations) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence, bad faith or willful misconduct. The agreements in this Section 12.6 shall survive the payment of the Obligations.
12.7Successor Agents. Agent may resign upon twenty (20) days’ notice to the Lenders and Borrower. If Agent shall resign in its capacity under this Agreement and the other Loan Documents, then the Required Lenders shall appoint a successor agent, whereupon such successor agent shall succeed to the rights, powers and duties of Agent in its capacity, and the term “Agent” shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Agent in its capacity shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any Lender. If no applicable successor agent has accepted appointment as such Agent in its capacity by the date that is twenty (20) days following such retiring Agent’s notice of resignation, such retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of such Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Agent’s resignation as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Loan Documents.
12.8Agents Generally. Except as expressly set forth herein, Agent shall not have any duties or responsibilities hereunder in its capacity as such.
12.9Pro Rata Payments. Agent, or if applicable, each Lender, shall promptly remit to the other Lenders such sums as may be necessary to ensure the ratable repayment of each Lender’s portion of the Advances and the ratable distribution of interest, fees and reimbursements paid or made by any Loan Party. If it is determined that a Lender received more than its pro rata share of scheduled payments made on any date or dates, then such Lender shall remit to Agent or other Lenders such sums as may be necessary to ensure the ratable payment of such scheduled payments, as instructed by Agent. Any payment or distribution of any kind or character, whether in cash, properties or securities, shall be received by a Lender in excess of its ratable share, then the portion of such payment or distribution in excess of such Lender’s pro rata share shall be received by such Lender in trust for and shall be promptly paid over to the other Lender for application to the payments of amounts due on the other Lenders’ claims. To the extent any payment for the account of a Loan Party is required to be returned as a voidable transfer or otherwise, the Lenders shall contribute to one another as is necessary to ensure that such return of payment is on a pro rata basis.
12.10Defaulting Lenders.
(a)The following terms shall have the following meanings for all purposes under this Agreement including Article 12 hereof:
    “Defaulting Lender” any Lender that (a) has failed to (i) fund any portion of the Advances required to be funded by it hereunder (herein, a “Defaulted Advance”) within two (2) Business Days of the date such Advances were required to be funded by it hereunder unless such Lender notifies Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due (including any amounts of any Erroneous Payment set forth in any Erroneous Payment Notice pursuant to Section 12.12), (b) has notified Borrower or Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Agent or the Borrower, to confirm in writing to Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Borrower), or (d) has, or has a direct or indirect parent company that has (i) become the subject of an Insolvency Proceeding, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets. Any determination by Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Borrower and each Lender.
    “Defaulting Lender Excess” with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s percentage of the aggregate outstanding principal amount of the Advances (calculated as if all Defaulting Lenders other than such Defaulting Lender had funded all of their respective Defaulted Advance) over the aggregate outstanding principal amount of the portion of the Advance of such Defaulting Lender.
    “Defaulting Lender Period” with respect to any Defaulting Lender, the period commencing on the date upon which such Lender first became a Defaulting Lender and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable and (ii) the date on which (a) such Defaulting Lender is no longer insolvent, the subject of a bankruptcy or insolvency proceeding or, if applicable, under the direction of a receiver or conservator, (b) the Defaulting Lender Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Advances of such Defaulting Lender or otherwise), and (c) such Defaulting Lender shall have delivered to Borrower and Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitment.
    “Non-Defaulting Lender” any Lender, as determined by Agent, that is not a Defaulting Lender.
(a)    Anything contained herein to the contrary notwithstanding, in the event that any Lender at any time is a Defaulting Lender, then the following provisions shall apply for so long as the Defaulting Lender Period exists with respect to such Defaulting Lender:
(i)Voting Rights. Such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents and such Defaulting Lender’s Advances shall be excluded for purposes of determining “Required Lenders” (provided that the foregoing shall not permit an increase in such Lender’s commitment or an extension of the maturity date of such Lender’s portion of the Advances without such Lender’s consent except to the extent not otherwise required pursuant to the terms of this Agreement).

(ii)Loan Prepayments; Fees; Commitments. Until such time as the Defaulting Lender Excess with respect to such Defaulting Lender shall have been reduced to zero, any payment of principal, interest, fees or other amounts received by Agent that would otherwise be distributable to a Defaulting Lender pursuant to the terms of Section 2.7(e) or Section 9.9 (whether voluntary or mandatory, at maturity or otherwise) or received by the Agent from a Defaulting Lender, shall be applied at such time or times as may be determined by Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Agent hereunder; second, to repay any Special Advances made by any Non-Defaulting Lenders; third, to collateralize the unfunded portion of such Defaulting Lender’s commitment to fund any portion of future Advances and fourth, if approved by Agent and permitted by Applicable Laws, to such Defaulting Lender. No Defaulting Lender shall be entitled to receive any fee (including any Non-Utilization Fee or Final Payment Fee) with respect to such Defaulting Lender’s Commitment; and (iii) the utilization of Commitments as of any date of determination shall be calculated as if such Defaulting Lender had funded all portions of the Advances of such Defaulting Lender.
(iii)Option to Fund Deficiency. If a Lender fails to fund its portion of any Advance, in whole or in part, within three (3) Business Days following notice from Agent, the Non-Defaulting Lenders shall have the right, but not the obligation, in their respective, sole and absolute discretion, to fund all or a portion of such deficiency (the amount so funded by any such Non-Defaulting Lenders being referred to herein as a “Special Advance”) to Borrowers. In such event the Defaulting Lender and Borrowers severally agree to pay to Agent for payment to the Non-Defaulting Lenders making the Special Advance, forthwith on demand such amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Agent, at the Basic Interest Rate
(iv)No Increase in Commitments. No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 12.10(a). The performance by Borrower of its obligations hereunder and the other Loan Documents shall not be excused or otherwise modified as a result of the operation of this Section 12.10. The rights and remedies against a Defaulting Lender under this Section 12 are in addition to other rights and remedies which Borrowers may have against such Defaulting Lender and which Agent or any Lender may have against such Defaulting Lender.
(v)Option to Purchase Future Commitments. The Non-Defaulting Lenders shall have the right, but not the obligation, in their respective, sole and absolute discretion, to acquire for no cash consideration (pro rata, based on the respective Commitments of those Lenders electing to exercise such right), Defaulting Lender’s Commitment to fund any future Advances (the “Future Commitment”). Upon any such purchase of the Defaulting Lender’s Future Commitment, the Defaulting Lender’s share in future Advances and its rights under the Loan Documents with respect thereto shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest.
(vi)Replacement of Defaulting Lender By Required Lenders. The Required Lenders may, upon notice to the Defaulting Lender and Agent, require the Defaulting Lender to assign and delegate, without recourse (in accordance with, and subject to the consents required by, Section 12 or otherwise under this Agreement) all its interests, rights and obligations hereunder (including all of its Commitments and the Advances and other amounts owing to it hereunder and the other Loan Documents) to a Person approved by Agent that shall assume such obligations; provided that (i) the Defaulting Lender shall have received payment of an amount equal to the outstanding principal portion of the Advances owing to it hereunder, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts); and (ii) Agent shall have received payment of any amounts owing by such Defaulting Lender to Agent or the other Non-Defaulting Lenders under this Agreement. The Defaulting Lender shall not be required to make any such assignment and delegation if, prior thereto, such Lender shall cease to be a Defaulting Lender.
(vii)Cessation of Defaulting Lender Status. A Lender shall cease to be Defaulting Lender only upon (i) the payment of all amounts due and payable by such Defaulting Lender to Agent or any other Lender under this Agreement; (ii) the confirmation by the Defaulting Lender to Agent and Borrower in writing that the Defaulting Lender will comply with all of its funding obligations under this Agreement; and (iii) the circumstances described in clause (d) of the definition of “Defaulting Lender” do not exist. An assignment by a

Lender of its rights and obligations under this Agreement shall not in and of itself cause the Lender to cease to be a Defaulting Lender.
12.11 Funding Requirements. Without limitation of any other provision of this Agreement, each Lender agrees to fund to Agent in immediately available funds, its Pro Rata Percentage of any Advance approved under Section 2.3(e) for disbursement to Borrower, not later than twelve o’clock noon (12:00 p.m.) Pacific Time on the Funding Date. Any funds received on the Funding Date after such time, and which are not available for funding to the Borrower on the Funding Date, shall be deemed to have been funded to Agent on the following Business Day (a “Late Funding”). In addition to any other remedy of Borrowers, Lenders or Agent, Agent shall have the right to assess against the Late Funding Lender any costs, fees, expenses (including any interest expenses) incurred by Agent or any other Lender as a result of such Late Funding.
12.12Erroneous Payments. Each Lender hereby agrees that (x) if Agent notifies such Lender that any funds received by such Lender from Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) were erroneously transmitted to such Lender (regardless of whether such Lender knew or should have known of any such error) and demands the return of such Erroneous Payment (or a portion thereof), such Lender shall return such Erroneous Payment to Agent within one (1) Business Day of Agent’s request therefor in United States Dollars, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender at the greater of the Prime Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. Each Lender hereby further agrees that if it receives an Erroneous Payment from the Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice sent by the Agent with respect to such Erroneous Payment (an “Erroneous Payment Notice”) or (y) that was not preceded or accompanied by an Erroneous Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Erroneous Payment. In any such case, or if Lender otherwise becomes aware an Erroneous Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Agent of such occurrence and, upon demand from the Agent, shall return to Agent the amount of any such Erroneous Payment (or portion thereof) within one (1) Business Day of Agent’s demand therefor together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Prime Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. Borrower hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any other Loan Party. Until such time as the Erroneous Payment is repaid in full with interest thereon, any such Lender may, in Agent’s discretion, be treated as a Defaulting Lender for all purposes of Section 12.10 and any payment of principal, interest, fees or other amounts received by Agent that would otherwise be distributable to such Lender pursuant to the terms of Section 2.7(e) or Section 9.9 (whether voluntary or mandatory, at maturity or otherwise) or received by the Agent from a Defaulting Lender, shall be applied at such time or times as may be determined by Agent to the repayment of any Erroneous Payment prior to the application of the same for any other purposes. The obligations under this Section 12.12 shall survive the resignation or replacement of the Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitment or the repayment, satisfaction or discharge of all Obligations.
13.General Provisions
13.1Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Agent’s prior written consent, which consent may be granted or withheld in Agent’s sole discretion. Each Lender shall have the right without the consent of and without written notice to Borrower to sell, transfer, negotiate, or grant participations in all or any part of, or any interest in

Lender’s rights and benefits hereunder and under any Loan Document to an Affiliate of Lender, provided that any other sale, transfer or participation of a Lender’s interest in any Loan Document shall require Agent’s prior written consent. The Agent, acting solely for his purpose as an agent of the Borrower to the extent required by the Internal Revenue Code, but in any event without liability to Borrower in such capacity as an agent, shall maintain a copy of each assignment and assumption, sale, transfer negotiation or participation document delivered to it and a register for the recordation of the names and addresses of the Lenders and participants from time to time, and the Commitments of, and principal amounts of (and stated interest on) the portion of the Outstanding Principal Balance owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
13.2Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.
13.3Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
13.4Entire Agreement; Construction; Amendments and Waivers.
(a)This Agreement and each of the other Loan Documents, taken together, constitute and contain the entire agreement between Borrower, Agent and Lenders and supersede any and all prior agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral, respecting the subject matter hereof, including the Commitment Letter and/or any correspondence related to any terms and conditions of such Commitment Letter.
(b)This Agreement is the result of negotiations between and has been reviewed by each of Borrower, Agent and Lenders as of the Closing Date and their respective counsel; accordingly, this Agreement shall be deemed to be the product of the parties hereto, and no ambiguity shall be construed in favor of or against Borrower, Agent or any Lender as a result of such provision having been written by such party. Borrower, Agent and Lenders agree that they intend the literal words of this Agreement and the other Loan Documents and that no parol evidence shall be necessary or appropriate to establish Borrower’s, Agent’s or Lenders’ actual intentions.
(c)Any and all amendments, modifications, discharges or waivers of, or consents to any departures from any provision of this Agreement or of any of the other Loan Documents shall not be effective without the written consent of Agent, the Required Lenders and Borrowers, provided however, that:
(i)any amendment to the unfunded Commitment or any decrease in (or forgiveness of) the principal amount of any Advance outstanding or accrued interest thereon shall require the written consent of the Lender whose Commitment or principal amount of any Advance is being amended;
(ii)any extension of the Payment Date for any scheduled payment of principal or interest, or the final scheduled Maturity Date shall require the consent of each Lender holding any portion of such outstanding Advance to which such extension applies;
(iii)any extension of the Commitment Termination Date (other than in accordance with the terms of this Agreement) shall require the consent of each Lender having made such Commitment;
(iv)any reduction in the stated rate of interest payable hereunder, or reduction to the Non-Utilization Fee or the Final Payment Fee shall require the consent of each Lender to whom such interest or fee is due;
(v)any amendment, waiver of modification that has the effect of eliminating or reducing the voting rights of any Lender under this Section 13.4 shall require the consent of all Lenders;

(vi)any amendment, waiver of modification of the definition of Required Lenders or defined terms used therein, shall require the consent of the Required Lenders;
(vii)any consent to the assignment by any Loan Party of its obligations under the Loan Documents shall require the consent of the Required Lenders;
(viii)any waiver of the pro rata application of payments or proceeds of Collateral or any amendment or modification to provisions specifying the order or manner of application of payments or proceeds shall require the consent of all Lenders; and
(ix)any waiver that requires the consent of all Lenders in accordance with this Agreement or any other Loan Document shall be effective only with the consent of all Lenders.
(d)Any waiver or consent with respect to any provision of the Loan Documents shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Borrowers in any case shall entitle Borrowers to any other or further notice or demand in similar or other circumstances. Any amendment, modification, waiver or consent effected in accordance with this Section 13.4 shall be binding upon Agent, Lenders and on Borrowers
13.5Reliance. All covenants, agreements, representations and warranties made herein by Borrower shall, notwithstanding any investigation by Agent and Lenders, be deemed to be material to and to have been relied upon by Agent and Lenders.
13.6No Set-Offs by Borrower. All Obligations payable by Borrower pursuant to this Agreement or any of the other Loan Documents shall be payable without notice or demand and shall be payable in United States Dollars without set-off or reduction of any manner whatsoever.
13.7Counterparts. This Agreement and each of the other Loan Documents may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Agreement or any of the other Loan Documents by telecopy or other electronic imaging means (e.g. PDF by email) shall be effective as delivery of a manually executed counterpart.
13.8Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect until the Obligations have been paid in full in cash. The obligation of Borrower to indemnify each Indemnified Person with respect to the expenses, damages, losses, costs and liabilities described in Section 10.3 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against an Indemnified Person have run. Further, Section 6.13, 13.9, and 13.12 shall survive the termination of the Commitment or this Agreement as will any other provision which by its terms extend beyond the payment in full in cash of the Obligations.
13.9Publicity.  Collateral Agent and Lender may use Borrower’s name and logo, and include a brief description of the relationship between Borrower, Collateral Agent and Lender, in Collateral Agent’s and Lender’s marketing materials; provided that to the extent Collateral Agent or any Lender intend to make public disclosure of any of the terms of the relationship between and among Borrower, Collateral Agent or any Lender that is inconsistent with or otherwise more than the information that has previously been disclosed publicly by Borrower, then Borrower shall have given its prior consent to the same, such consent not to be unreasonably withheld.
13.10Correction of Loan Documents. Agent may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as such Agent provides Borrower and Lenders with written notice of such correction and allows Borrower and Lenders at least ten (10) days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed by Agent, the Required Lenders and Borrower.
13.11Relationship of Parties. Borrower, Agent and Lenders acknowledge, understand and agree that the relationship between the Borrower, on the one hand, and Agent and Lenders, on the other, is, and at all times shall remain solely that of a borrower and lender. Neither Agent nor Lenders shall under any circumstances be construed to be a partner or joint venturer of Borrower or any of its Affiliates; nor shall Agent or any Lender under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or any of its Affiliates, or to owe any fiduciary duty to Borrower or any of its Affiliates. Agent and Lenders do not undertake or assume any responsibility or duty to Borrower or any of its Affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform the Borrower or any of its Affiliates of any matter in connection with its or their Property, any Collateral or the operations of Borrower or any of its Affiliates. Borrower and each of its Affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Agent or Lenders in connection with such matters is solely for the protection of Agent and Lenders, and neither Borrower nor any Affiliate is entitled to rely thereon.
13.12Confidentiality. Neither Agent, Lenders nor any of their employees, agents or representatives shall disclose to any third party any Confidential Information that Borrower or any Affiliate of Borrower discloses to it pursuant to the Loan Documents, except that Agent and Lenders (i) may disclose Confidential Information to a third party to the extent required by law, subpoena, civil investigative demand, interrogatories or similar legal process, upon giving Borrower reasonable advance notice of such disclosure if allowed pursuant to applicable law to permit Borrower to seek a protective order or otherwise prevent such disclosure, (ii) may disclose Confidential Information to a potential assignee or transferee of or participant in the Loan Documents; provided that the potential assignee, transferee or participant agrees to be bound by substantially similar confidentiality obligations as Agent and Lenders under this Section 13.12, (iii) may disclose Confidential Information to their legal counsel, accountants and other professional advisors provided they are bound by law or contract by the substantially similar confidentiality obligations as Agent or Lender as set forth in this Section, (iv) may disclose Confidential Information to regulatory authorities having jurisdiction over Agent or Lender or any assignee, transferee or participant, and (v) may disclose Confidential Information in connection with the exercise of its rights and remedies during the continuance of an Event of Default, to the extent Agent or Lenders reasonably deems necessary. For purposes hereof, “Confidential Information” is information that Borrower or an Affiliate of Borrower discloses to Agent or Lenders pursuant to the Loan Documents that is not information which (i) becomes generally available to the public, other than as a result of disclosure by Agent or Lenders, (ii) was available on a non-confidential basis prior to its disclosure to Agent or Lenders by Borrower or such Affiliate, as applicable, (iii) becomes available to Agent or any Lender on a non-confidential basis from a source other the Borrower or such Affiliate, as applicable; provided that neither Agent nor any Lender have actual knowledge that such third party is prohibited from disclosing such information, or (iv) is independently developed by Agent or any Lender without reference to confidential information provided by Borrower or an Affiliate of Borrower.
13.13Patriot Act/Freedom Act. Agent and Lenders hereby notify Borrower and its Subsidiaries that pursuant to the requirements of the USA PATRIOT Act and USA FREEDOM Act, they are required to obtain, verify and record information that identifies Borrower and its Subsidiaries, which information includes the name and address of Borrower and its Subsidiaries and other information that will allow them to identify Borrower and its Subsidiaries in accordance with the USA PATRIOT Act and the USA FREEDOM Act.
13.14Governing Law. California law governs this Agreement without regard to principles of conflicts of law. Each of Borrower, Agent and Lenders submit to the exclusive jurisdiction of the State and Federal courts in the County of San Mateo, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Agent. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such party at the address set forth in, or subsequently provided by such party in accordance with, Section 11 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of a party’s actual receipt thereof or three (3) days after deposit in the United States mails, proper postage prepaid.
13.15 Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF BORROWER, AGENT AND LENDERS WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY

CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR ANY CONTEMPLATED TRANSACTION UNDER THIS AGREEMENT, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
13.16 Judicial Reference. WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of San Mateo County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in San Mateo County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the San Mateo, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge.
13.17 Scope of Authority. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

[[Remainder of the page intentionally left blank. Signature page to follow.]

In Witness Whereof, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER:        Asure Software, Inc.,
        a Delaware corporation

By: /s/ Patrick Goepel
Name: Patrick Goepel
Title: Chief Executive Officer

AGENT:                    Ocean II PLO LLC,
                        a California limited liability company

                         By: Structural Capital Management Company II, LP,
                         a Delaware limited partnership
                         its Manager

                         By: Structural Capital GP, LLC,
                         a Delaware limited liability company
                         its General Partner

By: /s/ Kai Tse
        Name: Kai Tse
        Title: Managing Member

LENDERS:    Structural Capital Investments III, LP,
    a Delaware limited partnership

     By: Structural Capital GP III, LLC,
                         a Delaware limited liability company
                         its General Partner

By: /s/ Kai Tse
         Name: Kai Tse
        Title: Managing Member

Series Structural DCO II Series of Structural Capital DCO, LLC,
a Delaware limited liability company

     By: Structural Capital GP III, LLC,
                         a Delaware limited liability company
its Manager

By: /s/ Kai Tse
Name:  Kai Tse
Title:    Managing Member

Series PCI Asure Series of Structural Capital Primary Co-Investment Fund, LLC,
a Delaware limited liability company

     By: Structural Capital GP III, LLC,
                         a Delaware limited liability company
its Manager

By: /s/ Kai Tse
Name: Kai Tse
Title:   Managing Member

        SQN Venture Income Fund II, LP,
        a Delaware limited partnership

By: /s/Ryan McCalley
Name: Ryan McCalley
Title: Managing Partner

CEOF Holdings LP,
        a Delaware limited partnership

By: Corbin Capital Partners, L.P.,
a Delaware limited partnership
its Investment Manager

By: /s/ Daniel Friedman______________________
Name: Daniel Friedman
Title: General Counsel

LIST OF SCHEDULES AND EXHIBITS

Schedule 1    Calculation of Annual Recurring Revenue
Schedule 2.1    Commitments
Exhibit A        Collateral Description [Omitted pursuant to SK Rule 601(a)(5)]
Exhibit B        Form of Notice of Borrowing [Omitted pursuant to SK Rule 601(a)(5)]
Exhibit C-1    Monthly Compliance Certificate [Omitted pursuant to SK Rule 601(a)(5)]
Exhibit C-2    Quarterly Compliance Certificate [Omitted pursuant to SK Rule 601(a)(5)]
Exhibit D        Form of ACH Debit Consent [Omitted pursuant to SK Rule 601(a)(5)]

Disclosure Schedules [Omitted pursuant to SK Rule 601(a)(5)]

SCHEDULE 1
Annual Recurring Revenue

As of any calendar quarter (the “Measurement Period”), Annual Recurring Revenue will be calculated with reference to the following: (i) Normal Recurring Revenue, or NRR, (ii) One Time Recurring Revenue, or ORR, (iii) Mid-Quarter Acquisition Recurring Revenue, or MQR, and (iv) Quarter-End Recurring Revenue, or QRR.

For this purpose:

“NRR” means the difference between the Quarterly Reported Revenue and the sum of ORR, MQR and QRR, including in the Quarterly Reported Revenue.

“ORR” means the actual amounts included in the Year To Date Reported Revenue that are seasonal in nature and only occur during certain periods of the year, for example, revenues related to ACA reporting and W-2 preparation.

“MQR” means (i) the actual amounts included in the Quarterly Reported Revenue with respect to an Approved Acquisition that closed during the Measurement Period, divided by (ii) the number of months (including fractional months) during the Measurement Period that the MQR was included in Quarterly Reported Revenue.

“QRR” means the estimated monthly recurring revenue for an Approved Acquisition that closes five (5) Business days prior to, on, or after the last day of the Measurement Period.

“Quarterly Reported Revenue” means, with respect to any Measurement Period, “recurring revenue” reported for the Measurement Period on Borrower’s Consolidated Statements of Comprehensive Income (Loss) in Borrower’s Form 10-Q (or if applicable 10-K) with the SEC.

“Year To Date Reported Revenue” means, with respect to any Measurement Period, the year-to-date “recurring revenue” reported for the period ending on the last day of the Measurement Period on Borrower’s Consolidated Statements of Comprehensive Income (Loss) in Borrower’s Form 10-Q (or if applicable 10-K) with the SEC.

The formula that will be used to calculate Annual Recurring Revenue is:

(NRR × 4 ) + ORR + (MQR×12) + (QRR × 12)

By way of an example only:

In such case, the Annual Recurring Revenue would be $70,000,000, calculated as follows:

Item of Recurring Revenue	Amount	Multiple	Total
Normal Recurring Revenue (NRR)	$15,000,000	4	$60,000,000
One-Time Recurring Revenue (ORR)	4,000,000	1	4,000,000
Mid-Quarter Acquisition Recurring Revenue (MQR)	500,000	12	6,000,000
Quarter-End Acquisition Recurring Revenue (QRR)	0	12	0
Annual Recurring Revenue			$70,000,000

The Company will certify Annual Recurring Revenue, NRR, ORR, MQR and QRR in the Compliance Certificate and shall provide reasonable documentation supporting its calculation of Annual Recurring Revenue.

SCHEDULE 2.1
Commitments

Lender Name	Commitment
Structural Capital Investments III, LP	$26,000,000.00
CEOF Holdings LP	$7,000,000.00
Series PCI Asure Series of Structural Capital Primary Co-Investment Fund, LLC	$6,000,000.00
SQN Venture Income Fund II, LP	$6,000,000.00
Series Structural DCO II Series of Structural Capital DCO, LLC	$5,000,000.00